Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT
among
WILLIAMS FIELD SERVICES GROUP, LLC,
as the Seller,
WILLIAMS PARTNERS L.P.,
as the Seller Parent,
WILLIAMS OLEFINS, L.L.C.,
as the Company,
NOVA CHEMICALS INC.,
as the Buyer,
and
NOVA CHEMICALS CORPORATION,
as the Buyer Parent
Dated as of April 13, 2017

102267258.19

TABLE OF CONTENTS Page
ARTICLE I DEFINITIONS1
Section 1.1Certain Defined Terms    1
ARTICLE II PURCHASE AND SALE10
Section 2.1The Purchase and Sale of the Interests    10
Section 2.2Closing    10
Section 2.3Purchase Price Adjustments    11
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER13
Section 3.1Organization    13
Section 3.2Authority    13
Section 3.3No Conflict; Required Filings and Consents    14
Section 3.4Interests    15
Section 3.5Brokers    15
Section 3.6Litigation    15
Section 3.7OFAC    15
Section 3.8Exclusivity of Representations and Warranties    15
ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY15
Section 4.1Organization and Qualification    15
Section 4.2Authority    16
Section 4.3No Conflict; Required Filings and Consents    16
Section 4.4Capitalization    17
Section 4.5Subsidiaries    17
Section 4.6Financial Statements; Indebtedness    17
Section 4.7Absence of Certain Changes or Events    17
Section 4.8Compliance with Law; Permits    17
Section 4.9Litigation    18
Section 4.10Employee Benefit Plans    18
Section 4.11Labor Matters    18
Section 4.12Insurance    19
Section 4.13Real Property    19
Section 4.14Intellectual Property    19
Section 4.15Taxes    20
Section 4.16Environmental Matters    21
Section 4.17Material Contracts    21
Section 4.18Brokers    23
Section 4.19Title to and Condition of Assets    23
Section 4.20Customers    23
Section 4.21Bank Accounts    23
Section 4.22Bonds and Credit Support    23
Section 4.23Intercompany Transactions    23
Section 4.24Books and Records    23
Section 4.25Anti-Bribery    24
Section 4.26Plant Ownership    24
Section 4.27Exclusivity of Representations and Warranties    24
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER24
Section 5.1Organization and Qualification    24
Section 5.2Authority    24
Section 5.3No Conflict; Required Filings and Consents    25
Section 5.4Financing    25

i

Section 5.5Investment Intent    26
Section 5.6OFAC    26
Section 5.7Brokers    26
Section 5.8Buyer’s Investigation and Reliance    26
Section 5.9Exclusivity of Representations and Warranties    27
ARTICLE VI COVENANTS27
Section 6.1Conduct of Business Prior to the Closing    27
Section 6.2Covenants Regarding Information    29
Section 6.3No Hire; No Solicitation    29
Section 6.4Confidentiality    30
Section 6.5Consents and Filings    30
Section 6.6Public Announcements    31
Section 6.7Directors’ and Officers’ Indemnification; Release    32
Section 6.8Use of Names    33
Section 6.9Financing    33
Section 6.10Employee and Related Matters.    36
Section 6.11Intercompany Accounts    38
Section 6.12Release of Guarantees    38
Section 6.13Insurance    39
Section 6.14Electronic Copy of Data Room    39
Section 6.15Further Assurances    39
Section 6.16Transfer Consents    39
Section 6.17RWI Policy    40
Section 6.18Real Property Issues    40
ARTICLE VII TAX MATTERS40
Section 7.1Tax Treatment    40
Section 7.2Tax Returns    40
Section 7.3Tax Allocation    41
Section 7.4Liability for Taxes    41
Section 7.5Tax Indemnity    41
Section 7.6Treatment of Post-Closing Payments    43
ARTICLE VIII CONDITIONS TO CLOSING43
Section 8.1General Conditions    43
Section 8.2Conditions to Obligations of the Seller and the Company    43
Section 8.3Conditions to Obligations of the Buyer    44
Section 8.4Frustration of Closing Conditions    45
ARTICLE IX INDEMNIFICATION45
Section 9.1Survival    45
Section 9.2Indemnification of the Buyer    46
Section 9.3Indemnification of the Seller    46
Section 9.4Demands    46
Section 9.5Right to Contest and Defend    46
Section 9.6Cooperation    47
Section 9.7Right to Participate    47
Section 9.8Limitations on Indemnification    47
Section 9.9Tax Matters    49
Section 9.10Sole Remedy    49
Section 9.11No Right of Setoff    49
Section 9.12Buyer’s Knowledge    49
Section 9.13No Right to Contribution    49

ARTICLE X TERMINATION50
Section 10.1Termination    50
Section 10.2Effect of Termination    50
ARTICLE XI GENERAL PROVISIONS50
Section 11.1Fees and Expenses    50
Section 11.2Amendment and Modification    51
Section 11.3Waiver; Extension    51
Section 11.4Notices    51
Section 11.5Interpretation    52
Section 11.6Entire Agreement    52
Section 11.7Parties in Interest    53
Section 11.8Governing Law    53
Section 11.9Submission to Jurisdiction    53
Section 11.10Disclosure Generally    54
Section 11.11Personal Liability    54
Section 11.12Assignment; Successors    54
Section 11.13Enforcement    54
Section 11.14Currency    54
Section 11.15Severability    54
Section 11.16Waiver of Jury Trial    55
Section 11.17Counterparts    55
Section 11.18.pdf Signature    55
Section 11.19Legal Representation    55
Section 11.20No Presumption Against Drafting Party    56
Section 11.21Financing Sources    56
Section 11.22Buyer Parent Guarantee.    56
Section 11.23Seller Parent Guarantee.    58

Exhibits

Exhibit A	Sample Net Working Capital Calculation

Exhibit B-1	Form of Claim Indemnification Agreement

Exhibit B-2	Form of Indemnification Agreement

Exhibit C	Form of Transition Services Agreement

Exhibit D	Form of RWI Policy

Exhibit E	Ethane Supply Agreement – Base Volume

Exhibit F	Ethane Supply Agreement – Swing Volume

Exhibit G-1	Form of the Buyer’s Secretary Certificate

Exhibit G-2	Form of the Buyer’s Officer Certificate

Exhibit G-3	Form of Assignment of Interests

Exhibit G-4	Form of the Seller’s Secretary Certificate

Exhibit G-5	Form of the Seller’s Officer Certificate

Exhibit H	Title Commitments and Surveys

Exhibit I	Williams ROWs

Disclosure Schedules

Schedule 1.1(a)	Seller Knowledge Persons

Schedule 1.1(b)	Buyer Knowledge Persons

Schedule 3.3(b)	Seller Required Approvals

Schedule 4.3(a)	No Conflicts

Schedule 4.3(b)	Company Required Approvals

Schedule 4.4	Capitalization

Schedule 4.5	Subsidiaries

Schedule 4.6(a)	Financial Statements

Schedule 4.7	Absence of Certain Changes

Schedule 4.8(a)	Compliance with Laws

Schedule 4.8(b)	Compliance with Permits

Schedule 4.9	Litigation

Schedule 4.10(b)	Employee Benefit Plans

Schedule 4.10(c)	Welfare Benefits

Schedule 4.12(a)-1	Insurance Policies

Schedule 4.12(a)-2	Insurance Claims

Schedule 4.12(b)	Insurance Exceptions

Schedule 4.13(a)(i)	Owned Real Property

Schedule 4.13(a)(ii)	Owned Real Property – Encumbrances

Schedule 4.13(b)	Leased Real Property

Schedule 4.14(a)	Intellectual Property

Schedule 4.15(a)	Tax Matters

Schedule 4.15(b)	Tax Exemptions

Schedule 4.16(a)	Environmental Matters

Schedule 4.16(c)	Permit Actions

Schedule 4.17(a)	Material Contracts

Schedule 4.17(b)	Material Contracts – Breaches/Defaults

Schedule 4.17(d)	Material Contracts – Audits/Claims/Disputes

Schedule 4.19	Title to and Condition of Assets

Schedule 4.20	Customers

Schedule 4.21	Bank Accounts

Schedule 4.22	Bonds and Credit Support

Schedule 4.23	Intercompany Transactions

Schedule 4.24	Books and Records

Schedule 6.1(a)	Conduct of Business Prior to the Closing

Schedule 6.1(a)(viii)	Planned Capital Projects

Schedule 6.10(e)	Employee Loans to be Assigned

Schedule 6.11	Surviving Intercompany Agreements

Schedule 6.12	Guarantees

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of April 13, 2017 (this “Agreement”), is among Williams Field Services Group, LLC, a Delaware limited liability company (the “Seller”), Williams Partners L.P., a Delaware limited partnership (the “Seller Parent”), Williams Olefins, L.L.C., a Delaware limited liability company (the “Company”), NOVA Chemicals Inc., a Delaware corporation (the “Buyer”), and NOVA Chemicals Corporation, a corporation continued under the Laws of the Province of New Brunswick, Canada (the “Buyer Parent”).
RECITALS
A.    The Seller owns 100% of the issued and outstanding membership interests (the “Interests”) of the Company.
B.    The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Interests.
AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1    Certain Defined Terms. For purposes of this Agreement:
“Acquisition Engagement” has the meaning set forth in Section 11.19(a).
“Action” means any Investigation, claim, action, suit, arbitration, litigation, petition, complaint or proceeding, in each case, by or before any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Financing” means any financing, including from alternative sources, in an amount (together with other financial resources of the Buyer including unrestricted cash, cash equivalents and marketable securities of the Buyer on the Closing Date) sufficient to consummate the transactions contemplated by this Agreement and the Ancillary Agreements so long as (unless the Seller provides prior consent) such financing shall not (i) reduce the aggregate amount of the Financing available on the Closing Date from that contemplated in the Financing Commitments, (ii) expand upon the conditions precedent to the Financing as set forth in the Financing Commitments or (iii) be reasonably expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
“Ancillary Agreements” means the Indemnification Agreements, the Ethane Supply Agreements and the Transition Services Agreement.
“Andrews Kurth” has the meaning set forth in Section 11.19(a).
“Anti-Bribery Laws” has the meaning set forth in Section 4.25.
“Applicable Accounting Principles” has the meaning set forth in Section 2.3(a).

“Applicable Courts” has the meaning set forth in Section 11.9.
“Applicable Policies” has the meaning set forth in Section 4.12(a).
“Approval” has the meaning set forth in Section 3.3(b).
“Balance Sheet” has the meaning set forth in Section 4.6(a).
“Basket Amount” has the meaning set forth in Section 9.8(a)(i).
“Benefits Continuation Period” has the meaning set forth in Section 6.10(a).
“BIS” has the meaning set forth in Section 8.1(a).
“Blacklisted Person” means a Person who is on (a) the OFAC list of Specially Designated Nationals and Blocked Persons, (b) the Bureau of Industry and Security of the United States Department of Commerce’s “Denied Persons List,” “Entity List” or “Unverified List,” (c) the Office of Defense Trade Controls of the United States Department of State’s “List of Debarred Parties” or (d) any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation.
“Business” means the production of olefins at the Plant, the sale of olefins and the storage of ethylene by the Company, all as currently conducted; provided, however, that “Business” shall not include (i) the ownership or operation of the pipelines that provide feedstock to the Plant, including the related transportation services, supply services and non-ethylene storage services provided by the Company or any of its Affiliates, up to the applicable custody transfer meters but not including any pipelines, related transportation services, supply services and non-ethylene storage services on the Plant side of the Plant’s custody transfer meters, (ii) the Williams ROWs or (iii) assets transferred pursuant to the reorganization described in Schedule 4.7 of the Disclosure Schedules; provided, further, that the reference in this definition to the business “as currently conducted” is a reference to the conduct of the business before the occurrence of and without taking into consideration the interruption and special circumstances applicable to the Company as a result of the March 2017 power outage.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.
“Business Employees” has the meaning set forth in Section 4.10(a).
“Buyer” has the meaning set forth in the Preamble.
“Buyer Fundamental Representations” has the meaning set forth in Section 9.1(a).
“Buyer Indemnified Persons” has the meaning set forth in Section 9.2.
“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the Transaction Documents to which it will be a party or the consummation of the transactions contemplated hereby or thereby.
“Buyer Parent” has the meaning set forth in the Preamble.
“Buyer Parent Guaranteed Obligations” has the meaning set forth in Section 11.22(b).
“CFIUS” has the meaning set forth in Section 6.5(d).

“CFIUS Approval” means the Buyer, the Seller or both shall have received written notice from CFIUS stating that: (i) CFIUS has concluded that the transaction is not a “covered transaction” and is not subject to review under applicable Law; (ii) the review or investigation of the transaction contemplated by this Agreement under the Exon-Florio Provision has been concluded (including by expiration of the waiting period), and there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by the Seller and the Company and either (A) the period under the Defense Production Act of 1950 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby has expired without any such action being threatened, announced or taken, or (B) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.
“Claim” has the meaning set forth in Section 6.7(b).
“Close Family Member” means, with respect to an individual: (i) the individual’s spouse; (ii) the individual’s and the spouse’s grandparents, parents, siblings, children, nieces, nephews, aunts, uncles and first cousins; (iii) the spouse of any persons listed in subcategories (i) and (ii); and (iv) any other individual who shares the same household with the individual.
“Closing” has the meaning set forth in Section 2.2(a).
“Closing Date” has the meaning set forth in Section 2.2(a).
“Closing Net Working Capital” has the meaning set forth in Section 2.3(b).
“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.
“Company” has the meaning set forth in the Preamble.
“Company Assets” means all of the Company’s assets (except for the Excluded Assets). For the avoidance of doubt, the terms “Company Assets,” “assets of the Company” and similar references to the assets of the Company do not include SABIC’s 11.54% undivided interests in the assets comprising the Plant or SABIC’s 1/6th interest in the land underlying the Plant.
“Company Indemnified Party” has the meaning set forth in Section 6.7(b).
“Company Tax Contest” has the meaning set forth in Section 7.5(f).
“Company Taxes” has the meaning set forth in Section 7.5(a).
“Confidentiality Agreement” has the meaning set forth in Section 6.4.
“Continuing Employees” has the meaning set forth in Section 6.10(a).
“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.
“Current Employer” has the meaning set forth in Section 6.10(a).
“D&O Insurance” has the meaning set forth in Section 6.7(a).
“Data Room” has the meaning set forth in Section 4.10(a).

“Disclosure Schedules” has the meaning set forth in Section 3.3(b).
“Employee Plans” has the meaning set forth in Section 4.10(b).
“Encumbrance” means any charge, claim, mortgage, lien, privilege, easement, servitude, right of way, encroachment, lease, option, pledge, security interest or other restriction of any kind (other than those created under applicable securities laws, and not including any license of Intellectual Property or any restrictions arising under any license of Intellectual Property).
“Enterprise Value” means $2,100,000,000.00.
“Environmental Laws” has the meaning set forth in Section 4.16(d)(i).
“Environmental Permits” has the meaning set forth in Section 4.16(d)(ii).
“ERISA” has the meaning set forth in Section 4.10(b).
“ERISA Affiliate” has the meaning set forth in Section 6.10(g).
“Estimated Net Working Capital” has the meaning set forth in Section 2.3(a).
“Estimated Purchase Price” means (i) the Enterprise Value, plus (ii) the Working Capital Overage, if any, minus (iii) the Working Capital Underage, if any.
“Ethane Supply Agreements” means: (i) the Ethane Supply Agreement – Base Volume between Williams Gulf Coast Transportation Company LLC, Williams Olefins Pipeline Holdco LLC and the Company substantially in the form set forth in Exhibit E hereto; and (ii) the Ethane Supply Agreement – Swing Volume between Williams Gulf Coast Transportation Company LLC and the Company substantially in the form set forth in Exhibit F hereto.
“Excluded Assets” means all of the Company’s right, title and interest in and to: (i) Specified Claims and related records and databases, (ii) assets used in connection with the ownership or operation of the pipelines that provide feedstock to the Plant, including the related transportation services, supply services and non-ethylene storage services provided by the Company or any of its Affiliates, up to the applicable custody transfer meters but not including any pipelines, related transportation services, supply services and non-ethylene storage services on the Plant side of the Plant’s custody transfer meters; (iii) the Williams ROWs; and (iv) assets transferred pursuant to the reorganization described in Schedule 4.7 of the Disclosure Schedules.
“Exon-Florio Provision” means Section 721 of the Defense Production Act of 1950.
“Final Closing Statement” has the meaning set forth in Section 2.3(b).
“Financial Statements” has the meaning set forth in Section 4.6(a).
“Financing” has the meaning set forth in Section 5.4.
“Financing Commitments” has the meaning set forth in Section 5.4.
“Financing Sources” means the entities, including each agent, lender, arranger and other entity (but excluding the Buyer, the Company and their respective Subsidiaries), that have committed to provide or otherwise entered into agreements in connection with the Financing, the Alternative Financing or the Replacement Financing, including the parties to the Financing Commitments and any joinder agreements, indentures or credit agreements relating thereto, and together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, partner, controlling Person, advisor, attorney, agent and representative thereof, other Person or Affiliate or the heirs, executors, successors and assigns of any of the foregoing.
“Fraud” means an intentional and knowing misrepresentation of material facts with intent to deceive that constitutes common law fraud under applicable Laws.
“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.
“Gibson Dunn” has the meaning set forth in Section 2.2(a).
“Government Official” means: (i) any representative (including anyone elected, nominated or appointed to be a representative) of any Governmental Authority, or anyone otherwise acting in an official capacity on behalf of a Governmental Authority; (ii) any political party, political party official or political party employee; (iii) any candidate for public office; (iv) any royal or ruling family member; or (v) any Representative of any of those Persons listed in subcategories (i) through (iv).
“Governmental Authority” means any federal, state, local or foreign government or governmental, regulatory or administrative authority, agency or commission thereof or any judicial or arbitral body (public or private).
“Guarantees” has the meaning set forth in Section 6.12.
“HSR Act” has the meaning set forth in Section 3.3(b).
“Hub Agreement” means the Storage and Service Agreement between the Company and Lone Star NGL Mont Belvieu LP, dated May 1, 2015, as amended to date.
“Indebtedness” means, as at a specified date, without duplication, the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of (i) indebtedness for borrowed money of the Company, whether short-term or long-term (including obligations under leases required to be capitalized under GAAP), (ii) indebtedness of the Company evidenced by any note, bond, debenture or other debt security, (iii) net settlement costs under any obligations of the Company under any interest rate, currency or other hedging agreement as if such obligations were extinguished at the Closing, (iv) obligations of the Company under or with respect to any letters of credit, performance bonds or similar obligations of the Company, in each case to the extent drawn and unpaid, (v) all interest, fees and other expenses owed with respect to indebtedness of the Company described in the foregoing clauses (i) through (iv), in each case to the extent accrued and to the extent payable at or as a result of the Closing, and (vi) all indebtedness referred to in the foregoing clauses (i) through (v) that is directly or indirectly guaranteed by the Company or that is secured by the assets or properties of the Company. Notwithstanding the foregoing, “Indebtedness” does not include (A) any operating or lease obligations not otherwise required to be capitalized under GAAP, (B) any intercompany obligations between or among any member of the Seller Group, on the one hand, and the Company, on the other, that will be settled, repaid or otherwise eliminated at the Closing, (C) obligations under any letters of credit, performance bonds or similar obligations that are settled or eliminated prior to the Closing or set forth in Schedule 6.12 of the Disclosure Schedules or (D) trade payables and other accrued expenses incurred in the ordinary course of business.
“Indemnification Agreements” means the Claim Indemnification Agreement and the Indemnification Agreement to be entered into by the Seller Parent, the Company and the Buyer, substantially in the forms attached as Exhibit B-1 and Exhibit B-2 hereto.
“Indemnified Person” has the meaning set forth in Section 9.4.
“Indemnifying Person” has the meaning set forth in Section 9.4.

“Indemnity Cap” has the meaning set forth in Section 9.8(b).
“Independent Accounting Firm” has the meaning set forth in Section 2.3(d).
“Intellectual Property” means: (i) trade names, trademarks and service marks, domain names, trade dress and similar rights, including any registrations or applications to register any of the foregoing; (ii) patents and patent applications; (iii) copyrights (whether registered or unregistered) and applications for registration; (iv) confidential and proprietary information, including technical information, specifications, processes, formulations, inventions (that are not yet the subject of a patent filing) trade secrets and know-how; and (v) computer software.
“Intercompany Agreements” has the meaning set forth in Section 6.11.
“Interests” has the meaning set forth in the Recitals.
“Investigation” means an investigation by a Governmental Authority of which the Seller has Knowledge.
“Involuntary Termination” has the meaning set forth in Section 6.10(b).
“IRS” means the Internal Revenue Service of the United States.
“Kean Miller” has the meaning set forth in Section 11.19(a).
“Knowledge” with respect to (i) the Seller, means the actual or constructive knowledge of the persons listed in Schedule 1.1(a) of the Disclosure Schedules and (ii) the Buyer, means the actual or constructive knowledge of the persons listed in Schedule 1.1(b) of the Disclosure Schedules; provided, that for the purposes of this definition, constructive knowledge means the knowledge a Person performing similar functions on behalf of the Company, the Seller or the Buyer, as applicable, would reasonably be expected to obtain in the performance of his or her duties.
“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.
“Leased Real Property” means the immovable property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other constructions, structures, facilities or improvements located thereon and all easements, servitudes, licenses, rights and appurtenances of the Company relating to the foregoing. For purposes of this Agreement, the Hub Agreement is not a lease.
“Leave Employee” has the meaning set forth in Section 6.10(a).
“Liability” means any Indebtedness, obligations, duties or liabilities of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due), regardless of whether such Indebtedness, obligations, duties or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP.
“License Agreement” means the Process License Agreement between the Company and the Licensor, dated March 30, 2012.
“Licensor” means Lummus Technology, Inc.
“Loss” means any and all Liabilities, actual losses, amounts paid in settlement, damages, fines, penalties, costs, charges, obligations, fees, interest and expenses (including court costs and reasonable fees of attorneys, accountants and other experts in connection with any Action).

“Marketing Employees” means the individuals identified as “Marketing Employees” in the Data Room to the extent employed by the Company or its Affiliates as of the Closing Date.
“Material Adverse Effect” means any event, change, occurrence or effect that has or would have a material adverse effect on the business, assets, financial condition or results of operations of the Company, other than any event, change, occurrence or effect resulting from: (i) general changes or developments in any of the industries in which the Company operates, except to the extent that the foregoing has a disproportionate effect on the Company when compared to other Persons in the industry in which the Company operates; (ii) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities, or any acts of war or terrorism or any other national or international calamity, crisis or emergency) or in general economic, business, regulatory, political or market conditions or in national or international financial markets; (iii) natural disasters or calamities; (iv) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the transactions contemplated hereby; (v) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, except to the extent that the foregoing has a disproportionate effect on the Company when compared to other Persons in the industry in which the Company operates; (vi) the announcement or pendency of this Agreement and the transactions contemplated hereby; (vii) any action taken by the Company or the Seller in each case which is required by or resulting from or arising in connection with this Agreement (other than any action or inaction taken by the Company or the Seller that is a breach of this Agreement); (viii) any actions taken (or omitted to be taken) by or at the specific request of the Buyer; (ix) the matters described in Schedule 4.7 of the Disclosure Schedules and Item 10 in Schedule 6.1(a) of the Disclosure Schedules; (x) matters for which the Company is indemnified under the Indemnification Agreements; or (xi) any adverse change in or effect on the business of the Company that is cured by or on behalf of the Company before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 10.1. For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Company, and not against any forward-looking statements, financial projections or forecasts of the Company.
“Material Contracts” has the meaning set forth in Section 4.17(a).
“Minimum Loss Amount” has the meaning set forth in Section 9.8(a)(i).
“Net Adjustment Amount” has the meaning set forth in Section 2.3(g)(i).
“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the current assets of the Company that are included in the line item categories of current assets specifically identified on Exhibit A hereto, minus (ii) the current liabilities of the Company that are included in the line item categories of current liabilities specifically identified on Exhibit A hereto, minus (iii) the amount of any Indebtedness.
“Notice of Disagreement” has the meaning set forth in Section 2.3(c).
“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.
“Operating Agreement” means the Operating Agreement dated January 28, 1966 between Allied Chemical Corporation (predecessor to the Company), Wyandotte Chemical Corporation (predecessor to the Company) and Borg-Warner Corporation (predecessor to SABIC Petrochemicals Holding US, Inc.), as amended to date.
“Owned Real Property” means the real (immovable) property owned by the Company whether alone or in indivision with others. For purposes of clarification, “Owned Real Property” does not include the Plant.
“Permits” means any permit, license or other authorization of a Governmental Authority.

“Permitted Encumbrances” means (i) statutory liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) all matters in the public records of the counties and parishes where the assets of the Company are located, to the extent the same are otherwise valid and enforceable and do not materially interfere with the present use of the assets of the Company, (iii) mechanics’, carriers’, workers’, repairers’ and other similar liens or privileges arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens or privileges securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iv) zoning and other land use and environmental regulations, promulgated by Governmental Authorities having jurisdiction with respect to any Owned Real Property and the Plant to the extent the Company is in material compliance therewith, (v) liens granted to any lender at the Closing in connection with any financing by the Buyer of the transactions contemplated hereby, (vi) all matters (A) specifically listed as Exceptions 10 through 118, 121 through 128 and 130 on Schedule BII of the First American Title Insurance Company’s Commitment for Title Insurance [Plant Site] a copy of which is attached hereto at Exhibit H, or (B) specifically listed as Exceptions 8, 9, 15 through 113 and 115 through 121 (excluding any listed as deleted) on Schedule BII of the First American Title Insurance Company’s Commitment for Title Insurance [Ascension Parish Undeveloped Tracts] a copy of which is attached hereto at Exhibit H hereto, (C) shown on the surveys attached hereto as Exhibit H or (D) other than with respect to the Owned Real Property, that do not materially interfere with the present use of the Company Assets or materially adversely affect the current value of the Company Assets; and (vii) Encumbrances created by any actions or inactions of the Buyer or any of its Affiliates.
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Plant” means the Geismar Olefins Plant in Ascension and Iberville Parishes, Louisiana that is the subject of the Operating Agreement, including fixtures, structures, all buildings and other constructions, and improvements comprising it.
“Post-Closing Benefit Plans” has the meaning set forth in Section 6.10(c).
“Post-Closing Employer” has the meaning set forth in Section 6.10(a).
“Preliminary Closing Statement” has the meaning set forth in Section 2.3(a).
“Purchase Price” means the Estimated Purchase Price, as it may be adjusted in accordance with Section 2.3 and Section 7.6.
“Replacement Financing” means any financing, including from alternative sources, in an amount (together with any remaining Financing and other financial resources of the Buyer including unrestricted cash, cash equivalents and marketable securities of the Buyer on the Closing Date) sufficient to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, so long as (unless the Seller provides prior consent) such financing shall not (i) reduce the aggregate amount of the Financing available on the Closing Date from that contemplated in the Financing Commitments, (ii) expand upon the conditions precedent to the Financing as set forth in the Financing Commitments or (iii) be reasonably expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
“Representatives” means, with respect to any Person, the officers, directors, managers, principals, employees, agents, auditors, accountants, advisors, bankers and other representatives of such Person.
“RWI Policy” means the representations and warranties insurance policy written in favor of the Buyer as of the date of this Agreement, in the form attached as Exhibit D hereto.

“SABIC” means SABIC Petrochemicals Holding US, Inc.
“Sample Net Working Capital Calculation” has the meaning set forth in Section 2.3(a).
“Securities Act” has the meaning set forth in Section 5.5.
“Seller” has the meaning set forth in the Preamble.
“Seller Fundamental Representations” has the meaning set forth in Section 9.1(a)(i).
“Seller Group” means the Seller Parent and its Affiliates and Subsidiaries (other than the Company).
“Seller Indemnified Persons” has the meaning set forth in Section 9.3.
“Seller Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Seller of its obligations under this Agreement or the Transaction Documents to which it will be a party or the consummation of the transactions contemplated hereby or thereby.
“Seller Parent” has the meaning set forth in the Preamble.
“Seller Parent Guaranteed Obligations” has the meaning set forth in Section 11.23(a).
“Specified Claims” has the meaning given such term in Exhibit B-1 of this Agreement.
“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person. For purposes of clarification, the Plant is not a Subsidiary of the Company.
“Target Net Working Capital” means $50,500,000.00.
“Tax” or “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.
“Tax Allocation” has the meaning set forth in Section 7.3.
“Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.
“Termination Date” has the meaning set forth in Section 10.1(c).
“Third Party Claim” has the meaning set forth in Section 9.4.
“Transaction Documents” means the Ancillary Agreements and the Intercompany Agreements.
“Transfer Consent” means a consent by a third party that must be obtained in order for the conveyance, transfer, assignment or delivery of all of the right, title and interest of the Company in and to any Williams ROW to be valid and not in violation of the terms of any applicable document or agreement and in a form similar to the relevant form provided in the Data Room with such amendments or modifications as the Seller determines are reasonably necessary in order to obtain such consents, provided such amendments or modifications do not result in the imposition of material obligations on the Company without the Company’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed

“Transition Services Agreement” means the transition services agreement between the Buyer, the Company and the Seller Parent substantially in the form attached as Exhibit C hereto.
“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code.
“Undeveloped Land” means the “Ascension Parish Undeveloped Tract” as described in Item 2 on Schedule 4.13(a)(i) of the Disclosure Schedules.
“WARN” means the Worker Adjustment and Retraining Notification Act or any similar Law.
“Williams Insurance Policies” has the meaning set forth in Section 6.13(a).
“Williams ROWs” means the easements, licenses, rights-of-way, permits and servitudes in favor of the Company set forth on Exhibit I hereto to be conveyed to the Seller Group upon receipt of a Transfer Consent prior to the Closing or otherwise pursuant to Section 6.16.
“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.
“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

ARTICLE II
PURCHASE AND SALE
Section 2.1    The Purchase and Sale of the Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver the Interests to the Buyer and the Buyer shall purchase the Interests from the Seller, for the consideration specified below in this Article II.
Section 2.2    Closing.
(a)    The sale and purchase of the Interests shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), 1801 California St., Denver, Colorado 80202, at 9:00 a.m., Mountain time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing. The day on which the Closing takes place is herein referred to as the “Closing Date.”
(b)    At the Closing, the Buyer shall deliver or cause to be delivered to the Seller (or such other Person as may be specified herein):
(i)    an amount equal to the Estimated Purchase Price, by wire transfer of immediately available funds in dollars to the account or accounts that have been designated by the Seller in writing no later than two Business Days prior to the Closing Date;
(ii)    a certificate of the secretary or an assistant secretary of the Buyer substantially in the form set forth in Exhibit G-1 hereto;
(iii)    the certificate required under Section 8.2(a) substantially in the form set forth in Exhibit G-2 hereto;

(iv)    duly executed counterparts to the Indemnification Agreements, the Ethane Supply Agreements and the Transition Services Agreement signed by each party thereto other than the members of the Seller Group; and
(v)    the Buyer shall deliver the final form of the RWI Policy, effective as of the Closing.
(c)    At the Closing (or any earlier date specified below), the Seller shall deliver or cause to be delivered to the Buyer:
(i)    a properly executed statement of non-foreign status from the Seller dated as of the Closing Date that meets the requirements of Treasury Regulation Section 1.1445-2(b)(2); provided, that the Buyer’s only remedy for the Seller’s failure to provide such certificate will be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code, and the Seller’s failure to provide such certificate will not be deemed to be a failure of any conditions set forth in Section 8.3 to have been met;
(ii)    a duly executed assignment of the Interests to the Buyer substantially in the form set forth in Exhibit G-3 hereto;
(iii)    certificates of the secretary or an assistant secretary of the Seller substantially in the form set forth in Exhibit G-4 hereto;
(iv)    the certificate required under Section 8.3(a) substantially in the form set forth in Exhibit G-5 hereto;
(v)    certificates of the Secretaries of State of the applicable jurisdictions as to the good standing of the Seller and the Company in their respective states of formation and of the Company in Louisiana; and
(vi)    duly executed counterparts to the Indemnification Agreements, the Ethane Supply Agreements and the Transition Services Agreement signed by each party thereto other than the Company or the Buyer or its Affiliates, as applicable.
Section 2.3    Purchase Price Adjustments.
(a)    At least three Business Days prior to the Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a statement (the “Preliminary Closing Statement”) setting forth a good-faith estimate of the Company’s (i) Net Working Capital (the “Estimated Net Working Capital”) determined as of 11:59 p.m. Central time on the day immediately preceding the Closing Date (and without giving effect to the transactions contemplated hereby), based on the Company’s books and records and other information available at the Closing, calculated on a basis consistent with Exhibit A hereto and the accounting principles, practices, assumptions, conventions and policies referred to therein, including any exclusions or deviations from GAAP specified therein (the “Applicable Accounting Principles”) and (ii) the Estimated Purchase Price. An illustrative example of the calculation of Net Working Capital is set forth on Exhibit A hereto (the “Sample Net Working Capital Calculation”).
(b)    Within 60 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of the actual Net Working Capital (“Closing Net Working Capital”), determined as of 11:59 p.m. Central time on the day immediately preceding the Closing Date (and without giving effect to the transactions contemplated hereby other than the cancellation of intercompany amounts pursuant to Section 6.11). The Final Closing Statement (i) shall be prepared on a basis consistent with the Applicable Accounting Principles and the Sample Net Working Capital Calculation and (ii) shall be based exclusively on the facts and circumstances as they exist as of the Closing Date and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring on or after the Closing Date. To the extent any actions following the Closing with respect to the accounting books and records of the Company on which the Final Closing Statement and the foregoing calculations are to be based are not consistent with the Applicable Accounting Principles, such changes shall not be taken into account in preparing the Final Closing Statement or calculating amounts reflected thereon.
(c)    The Final Closing Statement shall become final and binding on the 60th day following delivery thereof, unless prior to the end of such period the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, as set forth in the Final Closing Statement.
(d)    During the 30-day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital as specified therein. Any disputed items resolved in writing between the Buyer and the Seller within such 30-day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the amount of the Closing Net Working Capital, the amount so determined shall be final and binding on the parties for all purposes hereunder. If the Buyer and the Seller have not resolved all such differences by the end of such 30-day period, the Buyer and the Seller shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amount of the Closing Net Working Capital, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital. The Independent Accounting Firm shall be BDO USA, LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed upon in writing by the Seller and the Buyer. The Buyer and the Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Seller’s respective calculations of the Closing Net Working Capital that are identified as being items and amounts to which the Buyer and the Seller have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles and the Sample Net Working Capital Calculation, and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value other than the value for such item claimed by either party. The Independent Accounting Firm’s determination of any disputed item, and the Closing Net Working Capital, as appropriate, shall be based solely on written materials submitted by the Buyer and the Seller (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 11.9. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.
(e)    The costs of any dispute resolution pursuant to this Section 2.3, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Buyer and by the Seller in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.
(f)    The Buyer and the Seller will, and will cause the Company (in the case of the Seller, prior to the Closing and, in the case of the Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.3) to afford the Seller or the Buyer, as applicable, and their respective Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.3. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.3; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures, and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.
(g)    The Estimated Purchase Price shall be adjusted, upwards or downwards, as follows:
(i)    For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to the Closing Net Working Capital as finally determined pursuant to this Section 2.3 minus the Estimated Net Working Capital.
(ii)    If the Net Adjustment Amount is positive, the Estimated Purchase Price shall be adjusted upwards by an amount equal to the Net Adjustment Amount. In such event, the Buyer shall promptly pay the Net Adjustment Amount to the Seller.
(iii)    If the Net Adjustment Amount is negative (in which case the Net Adjustment Amount for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Estimated Purchase Price shall be adjusted downwards by an amount equal to the Net Adjustment Amount. In such event, the Seller shall promptly pay the Net Adjustment Amount to the Buyer.
(h)    Amounts to be paid pursuant to Section 2.3(g) shall bear interest from the Closing Date to the date of such payment at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A. as its prime rate, calculated on the basis of a year of 365 days and the number of days elapsed. Payments in respect of Section 2.3(g) shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.3 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.
(i)    For the avoidance of doubt, this Section 2.3 is not intended to be used to permit the introduction of different judgments, accounting methodologies (including with respect to accruals and reserves), policies, principals, practices, procedures or classifications for purposes of calculating amounts referred to in this Section 2.3, or to adjust for any inconsistencies between the Applicable Accounting Principles, on the one hand, and GAAP, on the other.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller hereby represents and warrants to the Buyer as of the date of this Agreement and as of the Closing Date (or in the case of representations and warranties made as of a specified date, as of such specified date) as follows:
Section 3.1    Organization. The Seller is a limited liability company validly existing and in good standing under the Laws of Delaware. The Seller Parent is a limited partnership validly existing and in good standing under the Laws of Delaware. The Seller and the Seller Parent each is duly qualified as a foreign company to do business, and is in good standing, in each jurisdiction in which either the ownership of the Interests or the use of the assets owned or used by it or the nature of its business makes such qualification necessary, except, in each case, for any failure that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.
Section 3.2    Authority. The Seller has the limited liability company power, the Seller Parent has the limited partnership power, and each has the authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Seller and the Seller Parent of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of the Seller and the Seller Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action by the Seller, by all necessary limited partnership action by the Seller Parent and by all necessary limited liability company action of the general partner of the Seller Parent. No other corporate proceedings on the part of the Seller Parent, the Seller or any of their respective Affiliates are necessary to authorize the execution, delivery or performance of this Agreement (or will be necessary to authorize the execution, delivery or performance of the Ancillary Agreements to which it is a party) or to consummate the transactions contemplated hereby (and thereby). This Agreement has been duly executed and delivered by the Seller and the Seller Parent (and each Ancillary Agreement will be duly executed and delivered by the Seller Parent or its Affiliate that is party thereto) and, assuming due execution and delivery by each of the other parties hereto (and thereto), constitutes, and at the Closing each Ancillary Agreement to which the Seller Parent or its Affiliate is a party will constitute, the legal, valid and binding obligation of the Seller, the Seller Parent or its Affiliate, as applicable, enforceable against the Seller, the Seller Parent or its Affiliate, as applicable, in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
Section 3.3    No Conflict; Required Filings and Consents.

(a)    Assuming all required Approvals described in Section 3.3(b) (other than clauses (v) and (vi) thereof) have been made, obtained or given, the execution, delivery and performance by the Seller and the Seller Parent of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not:
(i)    conflict with or violate the certificate of formation or limited liability company agreement of the Seller or the organizational documents of the Seller Parent;
(ii)    conflict with or violate any Law or Permit applicable to the Seller or Seller Parent or by which any property or asset of the Seller or the Seller Parent is bound or affected;
(iii)    conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material contract or agreement to which the Seller or the Seller Parent is a party;
(iv)    result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) on the Interests; or
(v)    pursuant to a preferential purchase right, right of first refusal or offer, or buy-sell arrangement, give any Person the right to prevent the Closing or to acquire any part of the Interests;
except, in the case of clause (iii), (iv) or (v), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.
(b)    Neither the Seller nor the Seller Parent is required to file, seek or obtain any notice, authorization, approval, order, Permit or consent of or with any Governmental Authority (each, an “Approval”) in connection with the execution, delivery and performance by the Seller and the Seller Parent of this Agreement or the consummation of the transactions contemplated hereby, except (i) for any Approvals required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”) and the rules and regulations promulgated thereunder, (ii) for such Approvals as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) for Approvals required by the Louisiana Public Service Commission, Federal Energy Regulatory Commission or the Texas Railroad Commission, as set forth on Schedule 3.3(b) of the Disclosure Schedules attached hereto (the “Disclosure Schedules”), (iv) for regulatory approvals or routine governmental consents normally acquired after the consummation of transactions of the nature contemplated by this Agreement and the Ancillary Agreements, (v) where failure to obtain such Approval would not prevent, materially delay or materially impede the performance by the Seller or the Seller Parent of its obligations under this Agreement or the consummation of the transactions contemplated hereby, (vi) where failure to obtain such Approval, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, (vii) as may be necessary as a result of any facts or circumstances relating to the Buyer or any of its Affiliates or (viii) for any filings required to be made under the Exon-Florio Provision as part of the parties’ effort to secure CFIUS Approval.
Section 3.4    Interests. The Seller is the record and beneficial owner of the Interests, free and clear of any Encumbrance other than Encumbrances created by any actions of the Buyer or any of its Affiliates.
Section 3.5    Brokers. Except for Morgan Stanley and Centerview Partners, the fees, commissions and expenses of which will be paid by the Seller Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller or Seller Parent.
Section 3.6    Litigation. There are no Actions pending or, to the Seller’s Knowledge, threatened in writing against the Seller or the Seller Parent, except as would not reasonably be expected to have a Seller Material Adverse Effect.

Section 3.7    OFAC.
(a)    None of the Seller Parent or its Subsidiaries, including the Seller and the Company, is a Blacklisted Person.
(b)    The Seller Parent and its Subsidiaries, including the Seller and the Company, are and have always been in compliance with economic sanctions regulations and other measures that are administered by OFAC.
(c)    Neither the Seller Parent nor any of its Subsidiaries, including the Seller and the Company, operate or have operated in, or do business or within the last 20 years have done business in or with Persons in, Crimea, Cuba, Iran, North Korea, Sudan or Syria.
Section 3.8    Exclusivity of Representations and Warranties. None of the Seller, the Seller Parent, or any of their respective Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Seller or the Seller Parent, as applicable, except as expressly set forth in this Article III, Article IV or Section 11.23(a), and the Seller and the Seller Parent hereby disclaim any such other representations or warranties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
The Seller hereby represents and warrants to the Buyer as of the date of this Agreement and as of the Closing Date (or in the case of representations and warranties made as of a specified date, as of such specified date) as follows:
Section 4.1    Organization and Qualification. The Company is (a) a limited liability company validly existing and in good standing under the Laws of the State of Delaware and has all necessary limited liability company power and authority to own, lease and operate its properties and to carry on the Business and (b) duly qualified as a foreign company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of the Business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 4.2    Authority. The Company has the limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action. No other corporate proceedings on the part of the Company or any of its Affiliates are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
Section 4.3    No Conflict; Required Filings and Consents.
(a)    Except as set forth in Schedule 4.3(a) of the Disclosure Schedules, assuming all required Approvals described in Section 4.3(b) (other than clause (v) thereof) have been made, obtained or given, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

(i)    conflict with or violate the certificate of formation or limited liability company agreement of the Company;
(ii)    conflict with or violate any Law or Permit applicable to the Company or by which any Company Asset is bound or affected;
(iii)    conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any Material Contract, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any such Material Contract;
(iv)    result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) on the Company Assets;
(v)    pursuant to a preferential purchase right, right of first refusal or offer, or buy-sell arrangement, give any Person the right to prevent the Closing or to acquire any part of the Interests or a material portion of the Company Assets;
except, in the case of clause (iv) or (v), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business or prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby, or that arise as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.
(b)    The Company is not required to file, seek or obtain any Approval in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except (i) for any Approvals required to be made under the HSR Act and the rules and regulations promulgated thereunder, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) for Approvals required by the Louisiana Public Service Commission, Federal Energy Regulatory Commission or the Texas Railroad Commission, as set forth on Schedule 4.3(b) of the Disclosure Schedules, (iv) for regulatory approvals or routine governmental consents normally acquired after the consummation of transactions of the nature contemplated by this Agreement and the Ancillary Agreements, (v) where failure to obtain such Approval would not prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby, (vi) as may be necessary as a result of any facts or circumstances relating to the Buyer or any of its Affiliates or (vii)  for any filings required to be made under the Exon-Florio Provision as part of the parties’ effort to secure CFIUS Approval.
Section 4.4    Capitalization. The Company’s authorized and outstanding membership interests are as set forth in Schedule 4.4 of the Disclosure Schedules. All of the Interests are validly issued, fully paid and nonassessable. The Interests constitute all of the issued and outstanding membership interests of the Company. There are no outstanding obligations, options, warrants, subscriptions, convertible securities, stock appreciation rights or profit interests relating to the membership interests of the Company or obligating the Company to issue or sell any membership interests of, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any membership interests of the Company or make any investment in any other Person. Except for rights granted to the Buyer under this Agreement, there are no obligations of the Company or the Seller to issue, sell, transfer or repurchase, redeem or otherwise acquire, or relating to the voting of, any of the Interests.
Section 4.5    Subsidiaries. Except as set forth in Schedule 4.5 of the Disclosure Schedules, the Company does not, directly or indirectly, own any stock, equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such stock, equity, partnership, membership or similar interest in, any Person.
Section 4.6    Financial Statements; Indebtedness.
(a)    Copies of the audited consolidated balance sheet of the Company as at December 31, 2015 and December 31, 2016 (the “Balance Sheet”), and the related statements of equity, income and cash flows, together with all related notes thereto (the “Financial Statements”) are attached to Schedule 4.6(a) of the Disclosure Schedules. Each of the Financial Statements fairly presents, in all material respects, the consolidated financial position and results of operations of the Company as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein. The Financial Statements of the Company include certain subsidiaries and assets for the periods presented that are no longer owned by the Company.
(b)    There is no Indebtedness.
(c)    Other than any liabilities (i) not required to be disclosed on a balance sheet prepared in accordance with GAAP or (ii) incurred in the ordinary course of business as presently conducted after the date of the Balance Sheet, the Company has no material liabilities of any nature (contingent or otherwise).
Section 4.7    Absence of Certain Changes or Events. Since the date of the Balance Sheet, there has not occurred any Material Adverse Effect. Except as set forth in Schedule 4.7 of the Disclosure Schedules, since the date of the Balance Sheet, the Business has been conducted in the ordinary course of business consistent with past practices in all material respects, and the Company has not taken any action that the Company would be prohibited from taking pursuant to Section 6.1(a) without the consent of the Buyer if such action had been taken after the date hereof.
Section 4.8    Compliance with Law; Permits.
(a)    The Company is, and during the past three years has been, in compliance with all Laws applicable to the Business or the Company Assets, except as not material to the Business or the Company Assets and as would not reasonably be expected to have a Seller Material Adverse Effect. Except as set forth in Schedule 4.8(a) of the Disclosure Schedules, during the past three years, neither the Seller nor the Company has received any notice from any Governmental Authority alleging any material violation by the Company of any applicable Law that has not been fully and finally resolved.
(b)    Except as set forth in Schedule 4.8(b) of the Disclosure Schedules, the Company is in possession of, and in material compliance with, all Permits necessary for the Company to own, lease and operate its properties and to carry on the Business, and has made available to the Buyer in the Data Room true and complete copies of all such Permits. Except as listed in Schedule 4.8(b) of the Disclosure Schedules, during the past three years, the Company has not received any written notification from any Governmental Authority alleging or asserting violations of any such Permits, and no Action is pending or, to the Seller’s Knowledge, threatened in writing with respect to the Company’s compliance with, or the revocation, validity or modification of any of such Permits or the Company’s operations thereunder, that has not been fully and finally resolved.
Section 4.9    Litigation. Schedule 4.9 of the Disclosure Schedules sets forth all Actions by or against the Company that are pending. Except as set forth in Schedule 4.9 of the Disclosure Schedules, to the Seller’s Knowledge, there is no Action by or against the Company threatened in writing that demands damages in excess of $100,000 or is reasonably likely to result in a Material Adverse Effect.
Section 4.10    Employee Benefit Plans.

(a)    The Company does not have any employees. Employees working at the Company’s Geismar, Louisiana site are employed by an Affiliate of the Seller. The aggregate annual base salaries and incentive compensation for the Marketing Employees and all employees anticipated to be working at the Company’s Geismar, Louisiana site as of the Closing Date (collectively, the “Business Employees”) and a list of the job title, salary and hire date for each Business Employee have been made available to the Buyer in the electronic data room established by the Company in connection with the transactions contemplated by this Agreement as of the date indicated thereon (the “Data Room”). The Business Employees represent all of the employees necessary to operate the Business in the ordinary course of business as of the date of this Agreement, except for (i) those services provided by (A) vendors, (B) contingent workers, (C) employees of the Seller and its Affiliates who are not Business Employees and who provide shared services among the Company, the Seller and Seller’s Affiliates prior to the date of this Agreement and (D) employees who terminate employment with the Company in the ordinary course, and (ii) except for employment positions with the Company that are available for hire and that have not been filled. Prior to the Closing Date, the Current Employer will provide to the Buyer such information relating to the benefits and compensation of the Business Employees as may be reasonably requested in writing by the Buyer to facilitate the Buyer’s obligation to make offers of employment pursuant to Section 6.10.
(b)    Schedule 4.10(b) of the Disclosure Schedules sets forth (i) a list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements that are maintained, contributed to or sponsored by the Company or any of its Affiliates for the benefit of any Business Employee and (ii) a list of all material employment, termination, severance or other contracts, agreements or arrangements pursuant to which the Company or any of its Affiliates currently has any obligation with respect to any Business Employee (collectively, the “Employee Plans”). The Company has made available to the Buyer in the Data Room a true and complete copy of each Employee Plan and all current summary plan descriptions, if any, with respect to any Employee Plan.
(c)    Except as set forth on Schedule 4.10(c) of the Disclosure Schedules, none of the Employee Plans provide for welfare benefits, including welfare benefits following termination of employment including to the extent required by Section 4980B of the Code and similar state laws.
Section 4.11    Labor Matters. None of the Business Employees are represented by any union or subject to benefits under any labor or collective bargaining contract in connection with such Business Employee’s employment by the Company or any of its Affiliates, and during the past three years, to the Seller’s Knowledge, no labor organizational activities have occurred with respect to any Business Employees in connection with such Business Employees’ employment by the Company or any of its Affiliates. There are no material Actions pending or, to the Seller’s Knowledge, threatened in writing concerning labor matters with respect to the Company.
Section 4.12    Insurance.
(a)    Schedule 4.12(a)-1 of the Disclosure Schedules sets forth a true and complete list of all material insurance policies in force with respect to the Company and its assets. The Seller has made available to the Buyer in the Data Room true and complete copies of all such material insurance policies pursuant to which the Company would remain entitled to rights after the Closing, to the extent available under such policies, with respect to a claim, act, omission, event, loss or allegation of wrongful act that occurred or existed prior to the Closing Date (such policies “Applicable Policies”). Schedule 4.12(a)-2 of the Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of each claim with respect to the Company in excess of $100,000 made during the past three years under any Applicable Policy or any policy to which any Applicable Policy is a replacement or renewal, including a brief description of the claim and its resolution.
(b)    Except for matters covered under or relating to the Indemnification Agreements and except as set forth in Schedule 4.12(b) of the Disclosure Schedules:

(i)    as of the date hereof, all such insurance policies to which the Company is a party or which provide coverage to the Company or its assets (A) are valid, outstanding and enforceable, (B) are in full force and effect and (C) do not provide for any retrospective premium adjustment on the part of the Company;
(ii)    as of the date of this Agreement, none of the Seller or the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights other than customary indications as to reservation of rights by insurers, or (B) other than customary notices, any written notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder;
(iii)    the Company has paid all premiums due and has otherwise performed all of its material obligations under each policy to which the Company is a party or that provides coverage to the Company, or a director, officer or member thereof;
(iv)    to the Seller’s Knowledge, the Company has given notice to the insurer of all claims that are insured thereby, and the Company has not received any notice that any of such claims will be denied coverage; and
(v)    all such policies comply with statutory minimums, where applicable, and are sufficient for compliance with all agreements for which the Company is a party.
Section 4.13    Real Property.
(a)    Schedule 4.13(a)(i) of the Disclosure Schedules lists all of the Owned Real Property. Except as set forth in Schedule 4.13(a)(ii) of the Disclosure Schedules, the Company has good and valid title to all Owned Real Property in full (fee simple) ownership, free and clear of all Encumbrances, other than Permitted Encumbrances.
(b)    Schedule 4.13(b) of the Disclosure Schedules lists each parcel of Leased Real Property. The Company has a valid leasehold estate in all Leased Real Property.
(c)    The Seller has made all Williams ROWs available to the Buyer in the Data Room.
Section 4.14    Intellectual Property.
(a)    Schedule 4.14(a) of the Disclosure Schedules sets forth true and complete lists of (i) all patents and patent applications, registered trademarks or service marks and applications to register any trademarks or service marks, registered copyrights and applications for registration of copyrights owned by the Company and (ii) all material Intellectual Property owned by a third Person and licensed to the Company or its Affiliates and currently used by the Company in the Business (excluding licenses for commercially available “off-the-shelf” software and any customizations thereof developed by Affiliates of the Company (other than “off-the-shelf” software the implementation of which would materially impact the Business)). The licenses set forth on Schedule 4.14(a) of the Disclosure Schedules are valid, binding and in full force and effect. The Company is not in breach of, or default under, any such license, and to the Seller’s Knowledge, no condition exists which with the passage of time or giving of notice or both would reasonably be expected to cause a breach or default.
(b)    No claim has been asserted or, to the Seller’s Knowledge, threatened in writing that the operation of the Business or the use or exploitation by the Company of any Intellectual Property owned by or currently used by the Company infringes or otherwise violates the Intellectual Property of any third Person, and to the Seller’s Knowledge, the Business does not infringe or otherwise violate the Intellectual Property of any third Person. To the Seller’s Knowledge, the Company has not placed any Encumbrances (other than Permitted Encumbrances) on any of the Intellectual Property material to the operation of the Business.

(c)    To the Seller’s Knowledge, none of the Intellectual Property owned by the Company is being infringed by any third party.
(d)    To the Seller’s Knowledge, during the past three years, the Company has complied at all times in all material respects with all applicable Laws pertaining to privacy, user data or personal data.
(e)    The Company has not made any Improvement (as defined in the License Agreement) to any technology that is licensed from Licensor under the License Agreement and that is material to the Business or the Company Assets.
Section 4.15    Taxes.
(a)    Except as set forth in Schedule 4.15(a) of the Disclosure Schedules, (i) all Tax Returns required to be filed by or with respect to the Company have been filed on a timely basis (taking into account all extensions of due dates) and are correct and complete in all material respects, (ii) all Taxes owed by the Company that are or have become due have been timely paid in full, (iii) there are no liens on any assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets other than Permitted Encumbrances, (iv) the Company is and at all times has been properly disregarded as an entity separate from its owner for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1), (v) no claim has been made in writing by any Governmental Authority in connection with Taxes in a jurisdiction in which the Company does not file a Tax Return that the Company or its operations are or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such a Tax Return, and (vi) there is no pending Action for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the Company.
(b)    Except as set forth on Schedule 4.15(b) of the Disclosure Schedules, the Tax exemptions set forth in Schedule 4.15(b) of the Disclosure Schedules are currently in effect and have not been revoked or modified in any respect. No applicable Governmental Authority has notified the Company that any such exemption may or shall be revoked or modified in any respect.
(c)    The Seller has made available to the Buyer in the Data Room correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by or with respect to the Company or the Company’s assets in the past three years.
(d)    The Company is not and has never been bound by any Tax-sharing agreement, Tax indemnity agreement or other similar contract.
(e)    The Company is not a party to any joint venture, partnership, contract or other arrangement that is treated as a partnership for federal, state, local or foreign Tax purposes.
(f)    The Company has not been a party to or participated in a transaction that is or is substantially similar to a ‘reportable transaction’ within the meaning of Section 6707A(c)(1) of the Code or Section 1.6011-4(b)(1) of the Treasury Regulations.
(g)    The Company has incurred no liabilities for Taxes since December 31, 2016 other than in the ordinary course of business.
Section 4.16    Environmental Matters.
(a)    Except as set forth in Schedule 4.16(a) of the Disclosure Schedules, (i) since June 1, 2013, the Company has been in material compliance with all applicable Environmental Laws and has obtained and is in material compliance with all applicable Environmental Permits, (ii) the Company has timely filed applications for renewal or extension, as applicable, of all material Environmental Permits for which the application deadline or expiration date fell on or before the date of this Agreement, and (iii) there are no written claims alleging material violation of or liability under any Environmental Permit or Environmental Law pending or, to the Seller’s Knowledge, threatened in writing against the Company.
(b)    The Company has provided or made available to the Buyer in the Data Room (i) true and complete copies of all material Environmental Permits and (ii) all audit reports, inspection reports, third-party reports prepared for the Company and orders of a Governmental Authority that identify (x) any actual or potential violations of Environmental Laws by the Company or (y) Liability of the Company under Environmental Laws, in each case, arising since June 1, 2013 or with respect to the matters set forth on Schedule 4.16(a) of the Disclosure Schedules and that could reasonably be expected to result in Losses in excess of $250,000 for individual claims or a series of similar or related claims, (iii) all notices of violation, requests for information and all responses (including documents provided) to any requests for information under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended or the Clean Air Act, as amended, received by the Company since June 1, 2013 or with respect to the matters set forth on Schedule 4.16(a) of the Disclosure Schedules and (iv) all material reports or studies prepared by the Company relating to New Source Review applicability pursuant to the Clean Air Act, as amended, related to the expansion project described in Schedule 4.16(a) of the Disclosure Schedules.
(c)    Except as set forth in Schedule 4.16(c) of the Disclosure Schedules, there are no Actions pending, or to the Seller’s Knowledge, threatened in writing by any Person challenging the validity, terms or conditions of any material Environmental Permit or the Company’s right or entitlement to conduct the Business pursuant to any Environmental Permit.
(d)    For purposes of this Agreement:
(i)    “Environmental Laws” means Laws in effect as of the date of this Agreement or earlier, as applicable, relating to protection of public health, the environment or employee or workplace health and safety, including: (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (B) the Emergency Planning and Community Right to Know Act, as amended; (C) the Solid Waste Disposal Act, as amended; (D) the Clean Air Act, as amended; (E) the Clean Water Act, as amended; (F) the Toxic Substances Control Act, as amended; (G) the Occupational Safety and Health Act of 1970, as amended; (H) the Oil Pollution Act of 1990, as amended; and (I) the Hazardous Materials Transportation Act, as amended.
(ii)    “Environmental Permits” means all Permits under any Environmental Law.
Section 4.17    Material Contracts.
(a)    Schedule 4.17(a) of the Disclosure Schedules lists each of the following written contracts and agreements of the Company (other than the contracts and agreements transferred to the Seller Group pursuant to the reorganization described in Schedule 4.7 of the Disclosure Schedules) (such contracts and agreements as described in this Section 4.17(a), whether or not listed on Schedule 4.17(a) of the Disclosure Schedules, being “Material Contracts”):
(i)    other contracts listed on Schedule 4.17(a) of the Disclosure Schedules;
(ii)    contracts in effect as of the date of this Agreement requiring estimated aggregate annual payments or generating annual revenues in excess of $10,000,000 for the calendar year ending December 31, 2017;

(iii)    outstanding futures, swap, collar, put, call, floor, cap, option, hedging, forward sale or other derivative contracts involving natural gas, ethane, ethylene or other commodity sales or trading;
(iv)    contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time after the Closing Date;
(v)    joint venture, partnership or similar agreements or arrangements;
(vi)    contracts under which the Company is lessee of or holds or operates any real (immovable) or personal (movable) property owned by any other Person, except for any contract or agreement under which the aggregate annual rental payments do not exceed $1,000,000;
(vii)    contracts that relate to the future disposition or acquisition of material assets or properties by the Company outside the ordinary course of business, or any merger or business combination with respect to the Company (other than this Agreement or the Transaction Documents);
(viii)    contracts with respect to the creation, incurrence, assumption or guaranteeing any indebtedness for borrowed money or any capitalized lease obligation;
(ix)    confidentiality agreements or non-solicitation agreements that could materially impact the ability of the Company to operate the Business;
(x)    collective bargaining agreements or voluntary recognition agreements covering the Business Employees with respect to the Company;
(xi)    contracts between the Company, on the one hand, and the Seller or an Affiliate of the Seller, on the other hand (other than contracts that are to be terminated at or prior to the Closing);
(xii)    contracts for the employment of any individual, including retention agreements (other than contracts that are to be terminated at or prior to the Closing); and
(xiii)    customer contracts containing a ‘most favored nation’ pricing provision.
(b)    Each Material Contract is valid and binding on the Company and, to the Seller’s Knowledge, the counterparties thereto, and is in full force and effect. Except as set forth in Schedule 4.17(b) of the Disclosure Schedules, (i) the Company is not in breach of, or default under, any Material Contract, and to the Seller’s Knowledge, no condition exists which with the passage of time or giving of notice or both would reasonably be expected to cause a breach or default, (ii) to the Seller’s Knowledge, no other party to any Material Contract is in breach or default of such Material Contract, and (iii) to the Seller’s Knowledge, as of the date hereof, no party to a

Material Contract has exercised any termination or acceleration rights thereunder, except as may be set forth on Schedule 4.17(a) of the Disclosure Schedules.
(c)    The Seller has furnished or made available to the Buyer in the Data Room a true and complete copy of each Material Contract, including all amendments thereto or other notices relating thereto, that are described on Schedule 4.17(a) of the Disclosure Schedules.
(d)    Except as set forth in Schedule 4.17(d) of the Disclosure Schedules as of the date hereof, (i) there are no audits which have been commenced by any party to a Material Contract which have not been concluded and (ii) there are no material outstanding claims or unresolved disputes under any audits commenced by a party to a Material Contract.
Section 4.18    Brokers. Except for Morgan Stanley and Centerview Partners, the fees, commissions and expenses of which will be paid by the Seller Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.
Section 4.19    Title to and Condition of Assets. The Company has valid title to all of its material tangible (corporeal) personal property other than any leased assets, and a valid leasehold interest in all of its leased assets, except for Permitted Encumbrances. Except as set forth in Schedule 4.19 of the Disclosure Schedules, the Company Assets (including its undivided interests in each of the Owned Real Property and the Plant) are and at the Closing will be sufficient in all material respects to permit the conduct of the Business substantially in the same manner as presently conducted by the Company. To the Seller’s Knowledge, except as set forth in Schedule 4.19 of the Disclosure Schedules, each of the material tangible (corporeal) Company Assets, whether owned or leased, is in good, serviceable condition, subject only to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business of the Company and taking into account the age of such assets. The Excluded Assets have not been used for the production of olefins at the Plant, the sale of olefins or the storage of ethylene by the Company.
Section 4.20    Customers. Schedule 4.20 of the Disclosure Schedules contains a complete and correct list of the 20 largest customers of the Company (measured by the aggregate dollar amount of revenues attributable to such customers) during the 12-month period ended December 31, 2016.
Section 4.21    Bank Accounts. Schedule 4.21 of the Disclosure Schedules contains a complete and correct list of all bank accounts and investment accounts maintained by the Company, along with a list of Persons authorized to sign with respect to such accounts.
Section 4.22    Bonds and Credit Support. Schedule 4.22 of the Disclosure Schedules lists all bonds, letters of credits, parent guarantees and other similar credit support instruments maintained by the Seller, any of its Affiliates or the Company with respect to the Company Assets or the Business.
Section 4.23    Intercompany Transactions. Schedule 4.23 of the Disclosure Schedules sets out each agreement or contract between the Company, on the one hand, and the Seller or any of its Affiliates, on the other hand. Except as noted in Schedule 6.11 of the Disclosure Schedules, each such agreement or contract will be terminated prior to or at the Closing without any Liability or Action against the Company following the Closing. Except as set forth on Schedule 6.10(e) of the Disclosure Schedules, as of the Closing, the Company will not have any loans outstanding with or owe any money to any of the Business Employees or the Company’s officers, directors or members (other than expense reimbursements to made in the ordinary course of business, consistent with past practices).
Section 4.24    Books and Records. Except as set forth in Schedule 4.24 of the Disclosure Schedules, the books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and other applicable legal and accounting requirements; provided, that this representation does not apply to books and records of the Company for the portions of its business that are being transferred out of the Company in connection with the reorganization described in Schedule 4.7 of the Disclosure Schedules.
Section 4.25    Anti-Bribery. The Company and its Affiliates are in compliance with all applicable anti-bribery and anti-corruption laws, including the US Foreign Corrupt Practices Act (collectively, the “Anti-Bribery Laws”). None of the Company or any of its Affiliates has, directly or indirectly, offered, paid, promised or authorized the giving of money or anything of value to any Government Official or other Person, while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, given or promised, directly or indirectly, to a Government Official or another Person for the purpose of: (a) influencing any act or decision of such Government Official or such Person in their official capacity, including a decision to do or omit to do any act in violation of their lawful duties or proper performance of functions; or (b) inducing such Government Official or such Person to use their influence or position with any Governmental Authority or other Person to influence any act or decision, in order to obtain or retain business for, direct business to, or secure an improper advantage for the Company or any of its Affiliates. None of the Company or any of its Affiliates or Representatives (y) is a Government Official or (z) has a Close Family Member, personal, business or other relationship or association with a Government Official who may have responsibility for or oversight of any business activities of the Company or any of its Affiliates, other than any relationships or associations that have been disclosed in writing to the Buyer.
Section 4.26    Plant Ownership. The Company is the operator of the Plant pursuant to the terms of the Operating Agreement. The Company owns an undivided interest in the Plant, free and clear of all Encumbrances other than Permitted Encumbrances and subject to the Operating Agreement, such undivided interest being 88.46%; provided that this sentence is not a representation or warranty with respect to the land upon which the Plant is located.
Section 4.27    Exclusivity of Representations and Warranties. None of the Seller Parent, the Seller or the Company or any of their Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Company (including, but not limited to, any representation or warranty relating to the financial condition, results of operations, assets or liabilities of the Company), except as expressly set forth in Article III, this Article IV or Section 11.23(a), and the Seller Parent, the Seller and the Company hereby disclaim any such other representations or warranties. Except as set forth in Section 4.13(c), none of the Seller Parent, the Seller or the Company or any of their Affiliates or Representatives is making any representation or warranty under this Agreement with respect to the Williams ROWs.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Seller as of the date of this Agreement and as of the Closing Date (or in the case of representations and warranties made as of a specified date, as of such specified date) as follows:
Section 5.1    Organization and Qualification. The Buyer is a corporation validly existing and in good standing under the Laws of the State of Delaware. The Buyer Parent has been continued under the laws of its governing jurisdiction and is in good standing under the laws of the Province of New Brunswick, Canada. The Buyer is duly qualified as a foreign company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. The Buyer Parent is duly registered to carry on business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.2    Authority. The Buyer and the Buyer Parent each has the corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Buyer and the Buyer Parent of this Agreement and each Ancillary Agreement to which it is a party and the consummation by the Buyer and the Buyer Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action by the Buyer and the Buyer Parent. No other corporate proceedings on the part of the Buyer Parent, the Buyer or any of its Affiliates are necessary to authorize the execution, delivery or performance of this Agreement (or will be necessary to authorize the execution, delivery or performance of the Ancillary Agreements to which it is a party) or to consummate the transactions contemplated hereby (or thereby). This Agreement has been duly executed and delivered by the Buyer and the Buyer Parent (and each Ancillary Agreement will be duly executed and delivered by the Company, the Buyer, the Parent or its Affiliate that is party thereto), and, assuming due execution and delivery by each of the other parties hereto (and thereto), constitutes, and at the Closing each Ancillary Agreement to which the Company, the Buyer, the Buyer Parent or its Affiliate is a party will constitute, the legal, valid and binding obligation of the Company, the Buyer or the Buyer Parent, as applicable, enforceable against the Company, the Buyer, the Buyer Parent or its Affiliate, as applicable, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
Section 5.3    No Conflict; Required Filings and Consents.
(a)    Assuming all required Approvals described in Section 5.3(b) (other than clause (iv) thereof) have been made, obtained or given, the execution, delivery and performance by the Buyer and the Buyer Parent of this Agreement and the consummation of the transactions contemplated hereby do not and will not:
(i)    conflict with or violate the organizational documents of the Buyer or Buyer Parent;
(ii)    conflict with or violate any Law applicable to the Buyer or the Buyer Parent or by which any property or asset of the Buyer or the Buyer Parent is bound or affected; or
(iii)    conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material contract or agreement to which the Buyer or the Buyer Parent is a party;
except, in the case of clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Company or any of its Affiliates.
(b)    Neither the Buyer nor the Buyer Parent is required to file, seek or obtain any Approval in connection with the execution, delivery and performance by the Buyer and the Buyer Parent of this Agreement or the consummation of the transactions contemplated hereby, except (i) for any Approvals required to be made under the HSR Act, and the rules and regulations promulgated thereunder or the Exon-Florio Provision as part of the parties’ effort to secure CFIUS Approval, (ii) for such Approvals as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) for Approvals required by the Louisiana Public Service Commission or (iv) where failure to obtain such Approval, or to make such filing or notification would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
Section 5.4    Financing. The Buyer has delivered or caused to be delivered to the Seller true and complete copies of executed commitment letter(s), together with all attachments thereto (as the same may be amended pursuant to Section 6.9 and subject to Section 6.9(a)(iii), the “Financing Commitments”), pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided to the Buyer Parent or its Affiliate the debt amounts set forth therein (subject to Section 6.9(a)(iii), the “Financing”) (it being understood that such commitment letter(s) have been redacted in a customary manner, to omit the fee amounts provided therein and other information customarily redacted in such letters (none of which would be reasonably expected to adversely affect the conditions, amount or availability of the Financing)). As of the date of this Agreement, none of the Financing Commitments have been amended or modified, no such amendment or modification is contemplated, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded. As of the date of this Agreement, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of the Buyer Parent, and, to the Buyer’s Knowledge, the other parties thereto (in each case, except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). There are no conditions precedent related to the funding of the full amount of the Financing other than as set forth in or contemplated by the Financing Commitments. Except for the fee letters referred to or delivered in connection with the Financing Commitments (true and correct copies of which have been delivered to the Seller, except that such fee letters may have been redacted in a customary manner to omit the fee amounts provided therein and other information customarily redacted in such letters), as of the date of this Agreement there are no side letters or other contracts or arrangements (oral or written) related to the funding or investing, as applicable, to the Financing other than as expressly set forth in the applicable Financing Commitment, that could adversely affect the conditionality, enforceability or availability of the Financing. As of the date of this Agreement, to the Buyer’s Knowledge, no event has occurred that (with or without notice or lapse of time, or both) would reasonably be expected to constitute a breach or default on the part of the Buyer under the Financing Commitments. As of the date of this Agreement, the Buyer is not aware of any fact or occurrence that makes any of the representations or warranties of the Buyer Parent relating to the Buyer Parent, in any of the Financing Commitments, inaccurate in any material respect. As of the date of this Agreement, the Buyer Parent has no reason to believe that it will be unable to satisfy on a timely basis any condition to funding, or investing in, as applicable, to be satisfied by it on the Closing Date and contained in the Financing Commitments. The Buyer Parent has fully paid any and all commitment fees or other fees required by the terms of the Financing Commitments to be paid on or before the date of this Agreement. Subject to the terms and conditions of the Financing Commitments and subject to the satisfaction of the conditions contained in Section 8.1 and Section 8.3, the aggregate proceeds contemplated by the Financing Commitments, together with other financial resources of the Buyer including unrestricted cash, cash equivalents and marketable securities (net of any applicable Tax liabilities) of the Buyer on the Closing Date, will be sufficient for the Buyer and its Affiliates, as applicable, to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to pay all related fees and expenses.
Section 5.5    Investment Intent. The Buyer is acquiring the Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Interests in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Buyer agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. The Buyer is able to bear the economic risk of holding the Interests for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 5.6    OFAC.
(a)    None of the Buyer Parent or its Subsidiaries, including the Buyer, is a Blacklisted Person.
(b)    The Buyer Parent and its Subsidiaries, including the Buyer, are and have always been in compliance with economic sanctions regulations and other measures that are administered by OFAC.

(c)    Neither the Buyer Parent nor any of its Subsidiaries, including the Buyer, operate or have operated in, or do business or within the last 20 years have done business in or with Persons in, Crimea, Cuba, Iran, North Korea, Sudan or Syria.
Section 5.7    Brokers. Except for HSBC Securities (USA) Inc., the fees, commissions and expenses of which will be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer or the Buyer Parent.
Section 5.8    Buyer’s Investigation and Reliance. The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. As of the date of this Agreement, the Buyer and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the transactions contemplated hereby. The Buyer acknowledges and agrees that: (a) none of the Seller, the Company or any of their respective Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Company contained herein or made available in the Data Room or otherwise in connection with the Buyer’s investigation of the Company, except as expressly set forth in this Agreement, and the Seller, the Company and their respective Affiliates and Representatives expressly disclaim any and all Liability that may be based on such information or errors therein or omissions therefrom; (b) the Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller, the Company or any of their respective Affiliates or Representatives, except as expressly set forth in Article III and Article IV; (c) none of the Seller, the Company or any of their respective Affiliates or Representatives shall have any Liability to the Buyer or any of its Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement; and (d) none of the Seller, the Company nor any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company, including as contained in the Confidential Information Presentation dated October 2016, the Transaction Overview and the business model contained in Folder 1.1.3.2 of the Data Room. The Buyer acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Company on an “as is” and “where is” basis, except as otherwise expressly set forth in this Agreement. The Buyer acknowledges and agrees that the representations and warranties in Article III and Article IV are the result of arm’s-length negotiations between sophisticated parties, and the Buyer has not relied and is not relying on any other statement, representation or warranty, oral or written, express or implied, made by the Seller Parent, the Seller, the Company or any of their respective Affiliates or Representatives.
Section 5.9    Exclusivity of Representations and Warranties. None of the Buyer, the Buyer Parent, or any of their respective Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Buyer or the Buyer Parent, as applicable, except as expressly set forth in this Article V or Section 11.22(a), and the Buyer and the Buyer Parent hereby disclaim any such other representations or warranties.

ARTICLE VI
COVENANTS
Section 6.1    Conduct of Business Prior to the Closing.

(a)    Except as otherwise contemplated by this Agreement, required by applicable Law, or as set forth in Schedule 6.1(a) of the Disclosure Schedules, between the date of this Agreement and the Closing Date, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not take any of the following actions:
(i)    amend any of the Company’s certificate of formation or limited liability company agreement or equivalent organizational documents;
(ii)    issue or sell any membership interests of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any such membership interests or equity interests;
(iii)    acquire any corporation, partnership, limited liability company or other business organization, in each case that is material, individually or in the aggregate, to the Company;
(iv)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against the Company under any similar Law;
(v)    except as required by Law, (A) file any material election in respect of Taxes, including any election for the Company to be treated as a corporation for federal or any applicable state income tax purposes, (B) change or rescind any material Tax election, amend any material Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of materially increasing the Tax Liability of the Company in respect of any period after the Closing Date, or (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes;
(vi)    transfer, assign, sell or otherwise dispose of any of the material Company Assets shown or reflected in the Balance Sheet other than (A) the sale of obsolete property or property no longer used in the Business, (B) in the ordinary course of business consistent with past practice or (C) the sale of current assets reported on the Balance Sheet;
(vii)    make any capital investment in, or any material loan to, any other Person, other than (A) the extension of credit or other provision of services to any customer of the Company, (B) in connection with the cash management system of the Company and its Affiliates or (C) as would not be material, individually or in the aggregate, to the Company;
(viii)    commit to make any material capital expenditures to be spent after the Closing Date in excess of $1,000,000 except (A) in connection with planned capital projects listed on Schedule 6.1(a)(viii) of the Disclosure Schedules and (B) as may be reasonably required to conduct safety, compliance, reliability or emergency operations, repairs or replacements;
(ix)    enter into a new line of business or abandon or discontinue any existing material lines of business;
(x)    purchase, lease or otherwise acquire the right to own, use or lease any property or asset that will result in a payment obligation (not reflected in the Closing Net Working Capital) after the Closing Date for an amount in excess of $500,000, individually, outside the ordinary course of business except for purposes of safety management, compliance or reliability or in connection with emergency situations and as permitted by Section 6.1(a)(viii) above;
(xi)    other than in the ordinary course of business, (A) enter into any Material Contract or (B) enter into any material amendment or modification to, or termination of, any Material Contract;

(xii)    settle any Action that would result in the Company being subject to equitable relief that would have a material adverse impact on the Business or the Company after the Closing; or
(xiii)    enter into any contract or agreement to do any of the foregoing.
(b)    Except as otherwise contemplated by this Agreement, as required by applicable Law or as set forth on Schedule 6.1(a) of the Disclosure Schedules, the Business shall be conducted only in the ordinary course of business in all material respects.
(c)    Between the date of this Agreement and the Closing Date, the Company shall maintain in full force and effect the Williams Insurance Policies or replacements or renewals thereof, at materially the same level and scope as was held by or for the benefit of the Company, the Company Assets or the Business immediately prior to the date of this Agreement.
(d)    Notwithstanding the foregoing provisions of Section 6.1(a) and (b), between the date of this Agreement and the Closing Date, the Company may take commercially reasonable actions with respect to emergency situations or as required for the Company to comply with the Law; provided that the Company must provide the Buyer with written notice of such action taken as soon as reasonably practicable.
(e)    For the purposes of clarification, nothing contained in this Section 6.1 is intended to give the Buyer, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Subject to the other provisions of this Section 6.1, prior to the Closing, the Seller and the Company shall exercise complete control and supervision over the Company’s operations.
Section 6.2    Covenants Regarding Information.
(a)    From the date hereof until the Closing Date, upon reasonable notice, the Seller shall, and shall cause the Company to, (i) afford the Buyer and its Representatives reasonable access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and (ii) furnish the Buyer and its Representatives with such financial, operating and other data and information as the Buyer or its Representatives may reasonably request; provided, further, that any such access or furnishing of information shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as to not unreasonably interfere with the normal operations of the Company. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to (i) provide access to personnel records of the Company relating to individual performance or evaluation records, medical histories or other information, which in the Company’s good faith determination is sensitive or the disclosure of which could subject the Company or any of its Affiliates to risk of Liability or (ii) disclose any information to the Buyer or its Representatives if the Company determines, in its reasonable discretion, that (A) such disclosure would jeopardize any attorney-client or other legal privilege, (B) such disclosure would contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof, (C) such information is pertinent to any litigation in which the Company or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, are adverse parties or (D) such information is not related to the Company and is in any consolidated, combined or unitary Tax Return filed by the Seller, the Company or any of their Affiliates or any of their respective predecessor entities, nor shall the Buyer be entitled to conduct any invasive sampling or testing of any soil, gas, air, surface water, groundwater, building materials or other environmental media, including the conduct of a Phase II environmental site assessment. If the Company determines in its reasonable discretion that specific information is competitively sensitive in nature, (Y) the Company shall make such information available only to a ‘clean team’ of Representatives of the Buyer (such Representatives to be agreed by the Buyer and the Seller), and (Z) the Seller and the Buyer shall cooperate to take necessary actions to avoid exposure under applicable antitrust Laws in connection with the disclosure of such information.
(b)    In order to facilitate the resolution of any claims made against or incurred by the Seller or any of its Affiliates (as they relate to the Company), for a period of seven years after the Closing Date or, if shorter, the applicable period specified in the Company’s document retention policy, the Company shall (i) retain the books and records relating to the Company relating to periods prior to the Closing Date and (ii) afford the Representatives of the Seller and its Affiliates reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records; provided, further, that the Company shall notify the Seller in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 6.2(b). Notwithstanding the foregoing, after the Closing Date, neither the Buyer nor the Company will be obligated to provide the Seller with access to any books and records or personnel files pursuant to this Section 6.2(b) where such access would violate any Law.
Section 6.3    No Hire; No Solicitation.
(a)    If this Agreement is terminated prior to the Closing, the Buyer will not, for a period of one year after such termination, without the prior written consent of the Seller, either alone or in conjunction with any other Person, directly or indirectly, or through its present or future Affiliates, hire or solicit (other than a solicitation by general advertisement) any person who was, is or will be a Business Employee at any time during the period from the date six months prior to the date of this Agreement until the date of such termination, to terminate his or her employment with the Seller or any of its Affiliates. The Buyer agrees that any remedy at law for any breach by the Buyer of this Section 6.3 would be inadequate, and that the Seller would be entitled to seek injunctive relief in such a case. If it is ever held that this restriction on the Buyer is too onerous and is not necessary for the protection of the Seller, the Buyer agrees that any court of competent jurisdiction may impose such lesser restrictions that such court may consider to be necessary or appropriate properly to protect the Seller and the Company.
(b)    For a period of one year after the Closing Date, the Seller will not, without the prior written consent of the Buyer, either alone or in conjunction with any other Person, directly or indirectly, or through its present or future Affiliates, hire or solicit (other than a solicitation by general advertisement) any person who is a Continuing Employee at any time during the period from the date six months prior to the date of this Agreement until the Closing Date, to terminate his or her employment with the Company, the Buyer or any of its Affiliates. The Seller agrees that any remedy at law for any breach by the Seller of this Section 6.3(b) would be inadequate, and that the Buyer would be entitled to seek injunctive relief in such a case. If it is ever held that this restriction on the Seller is too onerous and is not necessary for the protection of the Buyer, the Seller agrees that any court of competent jurisdiction may impose such lesser restrictions that such court may consider to be necessary or appropriate properly to protect the Buyer and the Company.
Section 6.4    Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it, or by it in the case of the Seller, prior to, on or after the date of this Agreement by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated October 27, 2016, between the Buyer and The Williams Companies, Inc. (as such agreement has been amended from time to time, the “Confidentiality Agreement”), which shall continue in full force and effect for a period of three years after the Closing Date; provided, that, after the Closing, confidential and commercially sensitive information concerning the Business or the Company Assets, whether or not disclosed by the Buyer or the Seller or one of their Affiliates under the Confidentiality Agreement, will be deemed to be the “Confidential Information” of the Buyer as the “Disclosing Party” under the Confidentiality Agreement, and the exclusions from confidentiality obligations under Section 3 (other than those in Section 3(b)) of the Confidentiality Agreement do not apply to that information; provided further, that “Confidential Information” as defined in the Confidentiality Agreement shall not include (a) confidential information with respect to matters relating to any Ancillary Agreement (which shall be subject to the confidentiality provisions contained in such Ancillary Agreement) or (b) the existence of this Agreement or any of the Ancillary Agreements. For the avoidance of doubt, if the Confidentiality Agreement was executed by an Affiliate of a party to this Agreement, then such party hereby agrees to be bound by and to comply with the terms and conditions of such Confidentiality Agreement applicable to such Affiliate and such party shall be a beneficiary of the rights under such Confidentiality Agreement that are for the benefit of such Affiliate. If, for any reason, this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 6.5    Consents and Filings.
(a)    Each of the parties shall use all reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents as promptly as practicable, including to (i) obtain from Governmental Authorities all consents, Approvals, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents and (ii) promptly (and in no event later than 10 Business Days after the date hereof) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act, the Exon-Florio Provision or any other applicable Law. The Buyer and the Seller shall each pay 50% of all filing fees under the HSR Act by all parties.
(b)    Without limiting the generality of the parties’ undertaking pursuant to Section 6.5(a), the Buyer agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to expeditiously close the transactions contemplated by this Agreement and the Transaction Documents as promptly as practicable and in no event later than the Termination Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divesture or disposition of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto as are required to be divested in order to avoid any injunction (or to effect the dissolution thereof), temporary restraining order or other order or decision in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of such transactions. In addition, the Buyer shall use its best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the Termination Date. No party shall be required to take any action or agree to take any action contemplated by this Section 6.5(b) that is not conditioned on the Closing of the transactions contemplated by this Agreement.
(c)    Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act and the Exon-Florio Provision. Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.
(d)    Each of the parties shall use its commercially reasonable efforts to obtain CFIUS Approval. The parties shall: (i) as soon as is reasonably possible, engage in the pre-notice consultation process with the Committee on Foreign Investment in the United States and its constituent agencies (“CFIUS”) and jointly make the draft filing with CFIUS contemplated under 31 C.F.R. Section 800.401(f) with respect to the transactions contemplated hereby; (ii) as promptly as practicable and, after CFIUS notification that the draft filing meets all requirements of 31 C.F.R. Section 800.402 of the regulations and is, accordingly, complete, jointly file with CFIUS a voluntary notice as contemplated by 31 C.F.R. Section 800.401(a); (iii) in accordance with and subject to the limitations contained in 31 C.F.R. Sections 800.402, 800.403(a)(3), 800.509 and 800.701, provide any available information requested by a Governmental Authority in connection with such notice; and (iv) agree to actions or restrictions relating to the transactions contemplated by this Agreement, and such other undertakings (for instance, governance, reporting or monitoring obligations) to be imposed on the Buyer lawfully requested by a Governmental Authority in connection with such filings as a condition of the CFIUS Approval. With respect to clause (iii) of this

Section 6.5(d), each of the parties shall use its commercially reasonable efforts to provide the requested information within the timeframe required by the applicable regulations; provided, however, that if it is not practicable to provide such requested information within that timeframe, notwithstanding the exercise of commercially reasonable efforts, the parties jointly shall request extensions of time for the submission of information to the extent permitted in order to effectuate the continued review of the transactions contemplated by this Agreement without rejection by a Governmental Authority with respect to the Exon-Florio Provision.
Section 6.6    Public Announcements. The parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, conditioned or delayed, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto; provided, however, that each party and its respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by any of the parties after the date of this Agreement in compliance with this Section 6.6.
Section 6.7    Directors’ and Officers’ Indemnification; Release.
(a)    The Seller maintains directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Closing and will continue to maintain such insurance with respect to those Persons who are currently covered by such insurance on the same terms and scope with respect to the coverage and amount of insurance as may be provided to the directors and officers of the general partner of the Seller Parent from time to time for six years after the Closing (“D&O Insurance”). The Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors, managers, officers and agents of the Company, as provided in the limited liability company agreement of the Company, shall survive the Closing and shall continue in full force and effect for a period of not less than six years and that the Company will perform the obligations to provide such indemnity and exculpation after the Closing; provided, however, that all rights to indemnification and exculpation in respect of any Action arising out of or relating to matters existing or occurring at or prior to the Closing Date and asserted or made within such six-year period shall continue until the final disposition of such Action. From and after the Closing Date for such six-year period, the Buyer shall not, and shall cause each of its Subsidiaries and Affiliates (including the Company) not to, amend, repeal or otherwise modify the indemnification provisions of the applicable certificate of formation, limited liability company agreement or other similar governing documents as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, managers, officers or agents of the Company. The Buyer and each of its Subsidiaries and Affiliates (including the Company) shall provide all reasonable cooperation requested by any Person insured under the D&O Insurance necessary to permit the insured Person to pursue a D&O Insurance recovery or claim.
(b)    Without limiting Section 6.7(a) or any rights of any director, manager, officer, or agent of the Company or its predecessors (each, a “Company Indemnified Party”) pursuant to any indemnification agreement, from and after the Closing Date, in the event of any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Company Indemnified Party is or was a director (including in a capacity as a member of any board committee) or officer of the Company or its predecessors or (ii) this Agreement or any Ancillary Agreements or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Closing Date, the Buyer shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Company Indemnified Party against any losses, claims, damages, liabilities, costs, expenses not covered by D&O Insurance (including attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Company Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim. The Buyer shall not settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification would reasonably be expected to be sought by a Company Indemnified Party hereunder, unless (i) such settlement, compromise or consent includes an unconditional release of such Company Indemnified Party from all liability arising out of such Claim, (ii) the Buyer agrees to provide for indemnification of such Company Indemnified Party from any and all liability arising out of such Claim or (iii) such Company Indemnified Party otherwise consents in writing to such settlement, compromise or consent. The Buyer shall cooperate with any Company Indemnified Party in the defense of any matter for which such Company Indemnified Party could seek indemnification hereunder. The Buyer’s obligations under this Section 6.7(b) shall continue in full force and effect for a period of six years from the Closing Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.
(c)    The Buyer covenants, for itself and its Affiliates, successors and assigns, that it and they shall not institute any Action before any Governmental Authority against any of the current Company Indemnified Parties, in their capacity as such, with respect to any Liabilities or Actions of any nature or description (consequential, compensatory, punitive or otherwise).
(d)    In the event the Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, the Buyer shall make proper provision so that the successors and assigns of the Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 6.7.
(e)    The provisions of this Section 6.7 shall survive the consummation of the Closing and continue for the periods specified herein. This Section 6.7 is intended to benefit the Company Indemnified Parties and any other Person or entity (and their respective heirs, successors and assigns) referenced in this Section 6.7 or indemnified hereunder, each of whom may enforce the provisions of this Section 6.7 (whether or not parties to this Agreement). Each of the Persons referenced in the immediately preceding sentence are intended to be third-party beneficiaries of this Section 6.7.
Section 6.8    Use of Names. The Seller is not conveying ownership rights or granting the Buyer, any Affiliate of the Buyer or the Company a license to use any of the trade names, trademarks, service marks, logos or domain names of the Seller or any Affiliate of the Seller (including the names “Williams,” “Williams Partners,” “Williams Olefins,” “Williams Hub,” “Williams Energy,” “Williams Energy Companies,” “We Make Energy Happen!” or any trade name, trademark, service mark, logo or domain name incorporating the names “Williams,” “Williams Partners,” “Williams Olefins,” “Williams Hub,” “Williams Energy,” “Williams Energy Companies,” or “We Make Energy Happen!”) and, after the Closing Date, the Buyer shall not permit the Company or any Affiliate of the Company to use, except as permitted under the following sentence, in any manner or the names or marks of the Seller or any Affiliate of the Seller or any word that is similar in sound or appearance to such names or marks. As promptly as practicable, and in any event no later than six months after the Closing Date, the Buyer shall take all necessary action to cause the corporate name of the Company to be changed to a name that does not include the word “Williams” and shall remove all identifying markings from the Company Assets which contain the name “Williams” or any other form thereof. In the event the Buyer or any Affiliate of the Buyer violates any of its obligations under this Section 6.8, the Seller may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. The Buyer acknowledges that a violation of this Section 6.8 may cause the Seller and its Affiliates irreparable harm, which may not be adequately compensated for by money damages. The Buyer therefore agrees that, in the event of any actual or threatened violation of this Section 6.8, the Seller shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against the Buyer or any applicable Affiliate of the Buyer to prevent any violations of this Section 6.8.
Section 6.9    Financing.
(a)    Obligations of the Buyer and the Buyer Parent.
(i)    The Buyer Parent shall use its reasonable best efforts to arrange the Financing on the terms and conditions described in the Financing Commitments (including any flex provisions applicable thereto) and/or Replacement Financing, including using reasonable best efforts to (A) negotiate definitive documentation for and consummate the Financing contemplated by the Financing Commitments or a Replacement

Financing at or prior to the Closing on the terms and conditions contemplated by the Financing Commitments or on other terms that are in the aggregate not materially less favorable, taken as a whole, to the Buyer and (B) enforce its rights under the Financing Commitments in the event of a breach by the Financing Sources, including (1) analyzing in good faith potential litigation Actions and (2) initiating and pursuing all valid Actions necessary to enforce such rights; provided that in no event shall the Buyer Parent or any of its Affiliates have any obligation to institute any Action against any Financing Source in connection with the obligations set forth in this Section 6.9. In the event any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Financing Commitments, the Buyer Parent shall use its reasonable best efforts to arrange to obtain an Alternative Financing. The Buyer and the Buyer Parent shall refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions to funding, or investing in, as applicable, contained in the Financing Commitments or in any definitive agreement related to the Financing (except that such obligation shall not be breached in respect of any condition where the failure is a result of the Seller’s or any Company’s failure to furnish the information described in Section 6.9(c)); provided, that the Buyer Parent may terminate or reduce the Financing Commitments if (prior to such termination or reduction) the Buyer Parent enters into a Replacement Financing and promptly provides a true, correct and complete copy of any Financing Commitment for such Replacement Financing to the Seller. The Buyer Parent shall have the right from time to time to amend, supplement or otherwise modify, or waive any of its rights under, the Financing Commitments; provided, that any such amendment, supplement or other modification to or waiver of any provision of the Financing Commitments that amends the Financing shall not, without the prior written consent of the Seller, (A) reduce the aggregate amount of the Financing available on the Closing Date (including due to the reduction of the length of the commitment thereunder), from that contemplated in the Financing Commitments (unless any such reduction is replaced with a Replacement Financing) or (B) impose any new or additional condition (other than the requirement of the funding of any Replacement Financing), or otherwise amend, modify or expand any condition, to the receipt of any portion of the Financing in a manner that would be reasonably expected to prevent, impede or delay the consummation of the acquisition contemplated by Section 2.1 of this Agreement and the other transactions contemplated by this Agreement.
(ii)    The Buyer Parent shall keep the Seller informed on a reasonably current basis and in reasonable detail with respect to the material status of its efforts to arrange the Financing. Without limiting the generality of the foregoing, the Buyer Parent shall notify the Seller promptly, and in any event within two Business Days after it becomes aware thereof, (A) of any termination of the Financing Commitments or any material definitive agreement related to the Financing, (B) of any breach or default by any party to any Financing Commitments or definitive agreements related to the Financing, (C) of the receipt by the Buyer Parent of any written notice or other communication (other than negotiations of the definitive agreements with respect to the Financing) from any Financing Source with respect to any breach, default, termination or repudiation by any Financing Source party to any Financing Commitment or any definitive agreement related to the Financing or (D) if the Buyer Parent becomes aware, including, for the avoidance of doubt, because the Buyer Parent believes that one or more conditions to the closing of the Financing will not be satisfied at or prior to Closing, that any portion of the Financing contemplated by the Financing Commitments may not be available on the terms described therein. In addition, the Buyer Parent promptly will provide the Seller with copies of all executed definitive agreements with respect to the Financing (provided, that any fee letters that, in accordance with customary practice, are confidential by their terms, and that do not affect the conditionality or amount of the Financing, may be redacted so as not to disclose such terms that are so confidential).
(iii)    For purposes of this Agreement, references to “Financing” shall include (A) any Alternative Financing required to be obtained in the circumstances provided in this Section 6.9(a) and (B) any Replacement Financing obtained in replacement of any portion of the Financing, and references to “Financing Commitments” shall include such documents as related to such Alternative Financing and Replacement Financing, as applicable.
(b)    No Condition. The Buyer acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement and the Ancillary Agreements is not conditioned upon any Financing being made available to the Buyer or the Buyer Parent.

(c)    Obligations of the Seller and the Company. Prior to the Closing, the Seller and the Company shall, at the Buyer’s sole expense, use reasonable best efforts to cooperate with the Buyer Parent as necessary in connection with the arrangement of the Financing or any other financing of the Buyer Parent in connection with the transactions contemplated hereby as may be customary and reasonably requested by the Buyer Parent, including using reasonable best efforts to do the following:
(i)    commenting on (and to the extent reasonably requested by the Buyer Parent and reasonably available to the Seller or the Company, providing information and materials to be used in the preparation of) customary confidential information memoranda or similar offering documents (including prospectuses and prospectus supplements) for the Financing or any other financing of the Buyer Parent in connection with the transactions contemplated hereby, customary rating agency presentations and lender presentations;
(ii)    furnishing the Buyer Parent (for filing with the Securities and Exchange Commission, if required, and to be included in any prospectus or prospectus supplement or offering memorandum) and the Financing Sources as promptly as practicable with financial and other pertinent information regarding the Company as may be reasonably requested by the Buyer Parent (and reasonably available to the Company), including: (A) unqualified audited financial statements of the Company for each of the two fiscal years ending more than 90 days prior to the Closing Date, which have already been provided pursuant to Section 4.6; (B) unaudited financial statements for any quarterly interim period or periods of the Company ending more than 45 days prior to the Closing Date, together with unaudited financial statements for the corresponding period of the prior year (all of which shall have been reviewed by the independent accountants for the Company); and (C) all other financial data regarding the Company reasonably required (and reasonably available to the Company) to permit the Buyer Parent to prepare customary pro forma financial statements, and in the case of clauses (A) and (B) meeting the requirements of Rule 3-05 of Regulation S-X under the Securities Act;
(iii)    to the extent requested in writing at least ten Business Days prior to the Closing Date, furnishing to the Buyer Parent, for distribution to the Financing Sources, information reasonably required by any Financing Source for compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001;
(iv)    cooperating reasonably with the due diligence of the Financing Sources or any underwriters of any other financing of the Buyer Parent in connection with the transactions contemplated hereby, to the extent customary and reasonable and to the extent not unreasonably interfering with the ongoing operations of the Company
(v)    providing customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders (subject to reasonable confidentiality provisions) and, with respect to any public-side version of such information, confirming that such version consists exclusively of information and documentation that does not contain information that is (A) of a type that would not be publicly available (or could be derived from publicly available information) if the Company were a reporting company under the Securities Exchange Act of 1934 and (B) material with respect to the Company or its securities for purposes of foreign, federal and state securities Laws; and
(vi)    executing and delivering (or obtaining from its advisors), customary certificates, accounting consent or comfort letters and other similar items reasonably requested by the Buyer Parent, including, in any case, the consent of the Company’s independent accountants to the inclusion of their audit reports with respect to the financial statements furnished pursuant to Section 6.9(c)(ii) and the applicable audited annual financial statements of the Company in any registration statement of the Buyer Parent filed with the Securities and Exchange Commission, if any, relating to any financing and causing such independent accountants to provide customary comfort letters (including “negative assurance” comfort, if appropriate) in connection with any offering to the applicable underwriters, initial purchasers or placement agents.

(d)    The Company hereby consents to the use of its logos in connection with the Financing; provided, that such logos are used in a manner that is not intended to and would not reasonably be likely to harm or disparage the Company or any member of the Seller Group.
(e)    Notwithstanding the foregoing, (i) nothing shall require such cooperation as described in Section 6.9 to the extent it would unreasonably interfere with the business or operations of the Company or the Seller Group and (ii) neither the Company nor the Seller shall be required to, or be required to commit to, (A) take any action that exposes the Company to any liability in connection with the Financing and that is not contingent upon the consummation of the Closing or enter into or execute any agreement or document that exposes the Company to any liability in connection with the Financing, (B) take any corporate action (including any board approvals) in connection with the Financing, (C) take any action that would result in any officer, director or other Representative of the Company or the Seller Group incurring any personal liability with respect to any matters relating to the Financing, (D) deliver or cause the delivery of any legal opinions or any certificate as to solvency or any other certificate necessary for the Financing or, except as expressly provided in Section 6.9(c), accountants’ cold comfort letters or reliance letters or (E) deliver or cause the delivery of any financial information in a form not customarily prepared by the Company with respect to such period. All Confidential Information (as defined in the Confidentiality Agreement) provided by the Company or any of its Representatives pursuant to this Section 6.9 shall be kept confidential in accordance with the Confidentiality Agreement, except that the Buyer Parent shall be permitted to disclose such information in accordance with the Financing Commitments. The Company shall be permitted a reasonable period to comment on those portions of any confidential information memorandum or other marketing document circulated to potential financing sources that contain or are based upon any such non-public or other confidential information; provided that the Company shall communicate in writing its comments, if any, to the Buyer Parent and its counsel within a reasonable period of time under the circumstances. Neither the Company nor any member of the Seller Group shall be required to bear any cost or expense, pay any commitment or other similar fee or make any other payment or incur any other liability or prior to the Closing provide or agree to provide any indemnity in connection with the Financing or any of the foregoing matters described in this Section 6.9.
(f)    The Buyer shall reimburse the Seller and the Company for their reasonable out-of-pocket fees and expenses incurred pursuant to this Section 6.9 and shall indemnify and hold harmless the Seller, the Company, its Subsidiaries and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties incurred or suffered by them in connection with any actions taken pursuant to this Section 6.9; provided, that the Buyer shall not have any obligation to indemnify and hold harmless any such party or Person to the extent that any such damages suffered or incurred arose from gross negligence or willful misconduct of the Company or the Seller or from disclosure provided by the Company that is determined to have contained a material misstatement or omission.
(g)    In no event shall the Buyer Parent or any of its Affiliates prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing, including the Financing Sources, from providing financing or financial advisory services to any Person in connection with a transaction relating to the Company, its Affiliates or its Subsidiaries or in connection with the transaction contemplated by this Agreement, the Ancillary Agreements or the other transactions contemplated hereby.
(h)    Notwithstanding anything to the contrary, the condition set forth in Section 8.3(a), as it applies to the Company’s obligations under this Section 6.9, shall be deemed satisfied unless (i) the Company or the Seller shall have breached its obligations under this Section 6.9 in a manner that would give rise to a failure of the condition set forth in Section 8.3(a), (ii) the Buyer shall have provided written notice to the Company of such breach and (iii) such breach is not cured by the earlier of the 10th Business Day after the giving of such written notice and the Termination Date or is not capable of being cured by the Termination Date.
Section 6.10    Employee and Related Matters.
(a)    As of the Closing Date and for a period of at least 12 months following the Closing Date (the “Benefits Continuation Period”), the Buyer shall cause each of the Business Employees to be offered employment by the Company or its Affiliates, on terms and conditions that, at minimum, will include (i) the same or more favorable annual base salaries and incentive compensation opportunities (other than equity-based compensation to the extent applicable) as the Business Employee received immediately prior to the Closing Date and (ii) other compensation and employee benefits that are substantially comparable to or more favorable than those received by similarly situated employees of the Buyer and its Affiliates. Business Employees who accept such offers of employment from the Company or any of its Affiliates are referred to herein as “Continuing Employees.” The Seller shall cause all Continuing Employees to be terminated by the Seller’s Affiliate (the “Current Employer”) as of the Closing Date, and the Buyer shall cause all Continuing Employees to become new employees of the Company, the Buyer or any respective Affiliate thereof (the “Post-Closing Employer”), as applicable, as of the Closing Date, and such employment by the Post-Closing Employer shall be deemed for all purposes to have occurred with no interruption or break in service. The Seller shall pay or cause to be paid any accrued paid time off owed to the Continuing Employees as of the Closing Date. Notwithstanding the foregoing, the Buyer shall cause the Company or its Affiliates to extend as of the Closing Date only conditional offers of employment to all of the Business Employees who, as of the Closing Date, are on leave of absence status including pursuant to military leave or other types of leave that provide a legal right of reemployment upon termination or expiration of such leave (each, a “Leave Employee”), and such offers shall be conditioned as follows: (x) if the Current Employer, in consultation with the Buyer, determines that a Leave Employee is able to return to work in accordance with applicable Law at the end of such leave and within one year of the Closing Date (or such longer period as may be required by applicable Law), the Buyer shall thereupon cause the Company or an Affiliate thereof, as applicable, to convert the conditional offer of employment to an offer of immediate employment subject to the provisions of this Section 6.10, and (y) if any such Leave Employee is not able to return to work within one year of the Closing Date (or such longer period as may be required by applicable Law), as determined by the Current Employer in consultation with the Buyer, the Seller shall be solely responsible for any compensation, employee benefits or other obligations, if any, with respect to such Leave Employee.
(b)    Subject to a Continuing Employee’s execution and nonrevocation of a release of claims in favor of the Company, the Buyer and their respective Affiliates, the Buyer shall provide or cause to be provided to each Continuing Employee who experiences an Involuntary Termination (as defined below) during the Benefits Continuation Period a cash severance payment equal to the greater of (i) the amount of the Continuing Employee’s annual base salary for the period that begins on the date of the Continuing Employee’s Involuntary Termination and ends on the last day of the Benefits Continuation Period and (ii) the amount that the Continuing Employee would have received under Section 3.1 of the Williams Companies, Inc. Severance Pay Plan if he or she remained employed by the Current Employer through the date of the Involuntary Termination. Any severance payment paid under this Section 6.10(b) shall be made in a single lump sum cash payment to the Continuing Employee within the 60-day period immediately following the Continuing Employee’s Involuntary Termination and may be conditioned upon the Continuing Employee’s execution of a release of claims prepared by the Post-Closing Employer. For purposes of this paragraph, an “Involuntary Termination” means a termination of a Continuing Employee’s service relationship by the Post-Closing Employer or any of its Affiliates or successors without cause during the Benefits Continuation Period; provided, however, that in no event shall a Continuing Employee be deemed to have incurred an Involuntary Termination if the termination of the Continuing Employee’s services does not also constitute a “separation from service” within the meaning of Section 409A of the Code and the regulations promulgated thereunder.
(c)    For purposes of eligibility to participate, vesting in benefits and, with regard to vacation accrual and severance entitlement, benefit accrual, under Post‑Closing Benefit Plans (as defined below) provided by the Post-Closing Employer to the Continuing Employees, the Buyer shall cause the Post-Closing Employer to provide that the Continuing Employees will be credited with their years of service with their Current Employer and any predecessors thereof to the extent service with the Post-Closing Employer and any predecessors thereof is taken into account under the welfare, retirement and other employee benefit or compensation plans, programs or arrangements of the Post-Closing Employer (the “Post-Closing Benefit Plans”); provided, however, that such service need not be recognized for purposes of benefit accrual under any defined benefit plan or to the extent that such recognition would result in any duplication of benefits for the same period of service. The eligibility of any Continuing Employee to participate in any Post-Closing Benefit Plans shall not be subject to any exclusions for any pre-existing conditions, waiting period or actively-at-work requirements if such conditions or requirements would not have applied under similar benefit plans and programs of the Continuing Employee’s Current Employer. The

Buyer shall cause the Post‑Closing Employer to provide that all individuals eligible to participate in any plan or arrangement contemplated above shall be immediately eligible to participate in the similar Post‑Closing Benefit Plan (or the same plan or arrangement if still maintained). The Buyer shall cause the Post-Closing Employer to provide that amounts paid before the Closing by Continuing Employees under any health plans of the Current Employer shall, after the Closing, be taken into account in applying deductible and out-of-pocket limits applicable under the Post‑Closing Benefit Plans to the same extent as if such amounts had been paid under such health plans of the Post-Closing Employer. The Buyer shall cause the Post-Closing Employer’s flexible spending account plans to implement the 2017 elections made by the Business Employees hired by the Company or its Affiliates under the Current Employer’s flexible spending account plans and shall cause the Post-Closing Employer to assume liability for reimbursement claims for the Business Employees with respect to calendar year 2017 that are submitted for reimbursement on or after the Closing Date. The Current Employer shall provide the Buyer with such data as may be reasonably necessary for the Buyer to implement such Business Employee elections, and all claims for reimbursement shall be subject to the terms of the Buyer’s flexible spending account plans.
(d)    The Buyer agrees to pay each Continuing Employee his/her annual incentive program payment to the extent earned for the calendar year ending December 31, 2017 under the 2017 annual incentive program of the Seller and its Affiliates calculated at target and prorated as of the Closing Date. The parties agree that any such annual incentive program payment will be reflected in the Closing Net Working Capital. Such payments shall be made to the Continuing Employees no later than March 15, 2018. If such payment is not made by the Buyer to the Continuing Employees in full, including to the extent the Buyer determines that one or more Continuing Employees has not earned the payment, prior to March 15, 2018, the Buyer shall pay to the Seller the amount reflected in the Closing Net Working Capital with respect to such annual incentive program by April 15, 2018. The Seller shall cause the Current Employer to provide the Buyer with such data as may be reasonably necessary for the Buyer to administer such payments.
(e)    The Seller shall assign to the Buyer the loans made by the Seller or any of its Affiliates to any Continuing Employee that are outstanding as of the Closing Date, which, as of the date hereof, are described on Schedule 6.10(e) of the Disclosure Schedules. The Buyer shall allow Continuing Employees to continue to make payments on such loans via payroll deduction in accordance with the promissory notes applicable to such loans. The Seller shall cause the Current Employer to provide the Buyer with such data as may be reasonably necessary for the Buyer to administer such loans.
(f)    Neither the Company nor any of its Affiliates shall, at any time prior to 90 days after the Closing Date, effectuate a “mass layoff,” as that term is defined under WARN, affecting in whole or in part any facility, site of employment, operating unit or Continuing Employee that would give rise to Liability for the Current Employer under WARN.
(g)    The Seller and its Affiliates shall retain and satisfy any Liability arising on or prior to the Closing Date under Title IV of ERISA for any Employee Plan that is or has been maintained or contributed to by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has or had any obligation to contribute, to the extent permissible under applicable Law. The term “ERISA Affiliate” means any Person that could be treated as a single employer along with the Company pursuant to Section 414(c), (m) or (o) of the Code.
(h)    No provisions of this Agreement shall be construed as a guarantee of continued employment of any Business Employee, a prohibition on the right to terminate any Business Employee or an amendment or modification of any Employee Plans.
Section 6.11    Intercompany Accounts. On or prior to the Closing Date, all intercompany accounts between any member of the Seller Group, on the one hand, and the Company, on the other hand, shall be settled, repaid or otherwise eliminated, with the respective parties having no further Liability thereunder (including with respect to Liabilities arising at or prior to the Closing), except (a) obligations under those contracts set forth in Schedule 6.11 of the Disclosure Schedules (but not accounts related to those contracts), and (b) for rights, remedies, claims and obligations under this Agreement and the Ancillary Agreements. For purposes of clarification, the contracts set forth in Schedule 6.11 of the Disclosure Schedules (the “Intercompany Agreements”) shall survive the Closing.
Section 6.12    Release of Guarantees. The parties hereto agree to cooperate and use their reasonable best efforts to obtain the release of the members of the Seller Group that are a party to each of the guarantees, surety bonds, performance bonds, bid bonds and other similar agreements listed in Schedule 6.12 of the Disclosure Schedules (the “Guarantees”). In the event any of the Guarantees are not released prior to or at the Closing, the Seller will leave in place such Guarantees for 90 days, and the Buyer will provide the Seller at the Closing with a guarantee in form and substance reasonably acceptable to the Seller from the Buyer Parent whereby the Buyer agrees to indemnify, defend and hold harmless the Seller Group from and against any and all payments required to be made under, and costs and expenses incurred in connection with, such Guarantees by the Seller Group until such Guarantee is released.
Section 6.13    Insurance.
(a)    From and after the Closing Date, the Seller shall, to the extent that any events or circumstances affecting the Business, the Company or the Company Assets that occur or commence prior to the Closing (other than matters covered by the Indemnification Agreements) give rise to a claim under the Applicable Policies: (i) to the fullest extent permitted by the terms of such Applicable Policies, tender and diligently pursue such claim on behalf of the Company; (ii) reasonably cooperate with the Company in the resolution of such claim; and (iii) be responsible for any deductible or retention with respect to such claim as provided in the following sentence; provided, for purposes of clarification, at no time shall the Seller be responsible for lost revenues or profits during any “waiting period” associated with a business interruption claim. The proceeds of any such insurance claim shall be allocated (x) to the Seller to the extent of the reasonable costs incurred by the Company with respect to such claim at or prior to the Closing plus any amounts with respect to such claim reflected as liabilities in the Closing Net Working Capital less the amount of any applicable deductible or retention and (y) to the Buyer to the extent of the reasonable costs incurred by the Company with respect to such claim after the Closing. The Company will obtain Seller’s consent before incurring such costs, which consent shall not be unreasonably withheld. Furthermore, the foregoing will not be construed to constitute a requirement that the Seller shall continue any Williams Insurance Policies (as defined below) in effect at the Closing. Except as described above in this Section 6.13 or as set forth in the Indemnification Agreements, from and after the Closing Date, the Company shall cease to be insured by the policies or agreements for insurance and interests in insurance pools and programs, in each case, including self-insurance and insurance from Affiliates held by The Williams Companies, Inc. or any of its Affiliates (the “Williams Insurance Policies”), and neither the Buyer nor its Affiliates (including, after the Closing, the Company) shall have any access, right, title or interest to or in any Williams Insurance Policy (including to any claims and rights to make claims or any rights to proceeds) to cover any assets of the Company or any Liability arising from the operation of the business of the Company on or after the Closing Date. The Williams Companies, Inc. or any of its Affiliates may amend any Williams Insurance Policies in the manner it deems appropriate to give effect to this Section 6.13. From and after the Closing, the Buyer shall be responsible for securing all insurance it considers appropriate for its operation of the Company. Except as otherwise set forth in this Section 6.13, the Buyer further covenants and agrees not to, and to cause its Affiliates and Subsidiaries not to, seek to assert or to exercise any rights or claims of the Company under or in respect of any past or current Williams Insurance Policy under which the Company or its business is an additional insured.
(b)    The Buyer shall enter into a binder agreement with respect to the RWI Policy concurrently with the execution of this Agreement. The Buyer shall provide to the Seller (i) a copy of the binder agreement with respect to the RWI Policy promptly after the Buyer’s entrance into such binder agreement and (ii) a copy of the RWI Policy promptly upon the effectiveness thereof.
Section 6.14    Electronic Copy of Data Room. The Seller shall deliver or cause to be delivered to the Buyer an electronic copy of all the documents posted to the Data Room prior to the date hereof. Delivery of such electronic copy is for informational purposes only and shall not be deemed to expand the limited warranties of the Seller, the Company or the Buyer set forth herein.

Section 6.15    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
Section 6.16    Transfer Consents. If any Transfer Consent with respect to a Williams ROW is not obtained prior to Closing, then, notwithstanding anything in this Agreement to the contrary, the Company shall retain all right, title and interest in and to such Williams ROW, and such Williams ROW shall not be conveyed to the Seller Group at or prior to the Closing. If the Company’s right, title and interest in and to any Williams ROW is not conveyed to the Seller Group at or prior to the Closing due to a failure to obtain a Transfer Consent, after the Closing, the Seller shall use reasonable efforts, and the Buyer shall, and shall cause the Company to, cooperate reasonably (at the Seller’s expense) with the Seller Group to obtain such Transfer Consent. Upon receipt by the Seller of the Transfer Consent relating thereto, the Seller shall so notify the Buyer, and, within 10 Business Days after the Buyer’s receipt of such notice, the Company shall convey, transfer, assign or deliver to the designated member of the Seller Group, retroactive to the Closing Date, on an exclusive basis and at no charge or cost to the Seller Group, and without adjustment to the Purchase Price, and the Seller shall accept from the Company, the Company’s right, title and interest in and to such Williams ROW. As between the Seller Group, on the one hand, and the Buyer and the Company, on the other hand, with respect to any Williams ROW for which a Transfer Consent has not been obtained by the Closing, each of the Buyer and the Company shall, and shall cause its Affiliates to, on an exclusive basis and at no charge or cost to the Seller Group, and without adjustment to the Purchase Price, hold such Williams ROW for the benefit of the designated member of the Seller Group, effective as of the Closing Date, and the designated member of the Seller Group shall for all purposes be treated as owner of such interest. Notwithstanding the foregoing, the Seller shall reimburse the Company for reasonable, out-of-pocket costs incurred by the Company as a result of the Company’s ownership of the Williams ROWs.
Section 6.17    RWI Policy.
(a)    The Buyer shall execute and enter into the RWI Policy at or prior to the Closing, which such policy shall be in the form set forth in Exhibit D hereto and include the subrogation, claim for contribution and other provisions that are in Exhibit D hereto.
(b)    The Buyer agrees that after the Closing it will:
(i)    comply with the terms of any post-Closing deliverables set out in the RWI Policy;
(ii)    not agree to any amendment, variation or waiver of the RWI Policy (or do anything which has a similar effect) which may cause actual and material prejudice to the Seller without the Seller’s prior written consent; and
(iii)    not terminate the RWI Policy or do anything which causes any right under the RWI Policy not to have full force and effect.
Section 6.18    Real Property Issues. The Seller and the Company shall obtain customary servitudes for industrial properties and estoppel certificates, or take such other actions, as required to resolve the issues described in items four and five of Schedule 4.19 of the Disclosure Schedules and do not impose any material monetary liability on the Company after the Closing without Buyer’s consent (which consent shall not be unreasonably withheld); provided, that if such issues have not been resolved prior to the Closing, the Seller shall sell reimburse the Buyer and the Company for all related expenses incurred after the Closing in pursuit of resolving such issues.

ARTICLE VII
TAX MATTERS

Section 7.1    Tax Treatment. The parties agree that the transactions contemplated hereby will be treated for U.S. federal income Tax purposes and applicable state income Tax purposes as a taxable sale by the Seller and a purchase by the Buyer of the assets of the Company.
Section 7.2    Tax Returns.
(a)    With respect to any Tax Return covering a taxable period ending on or before the Closing Date with respect to the Company, the Seller shall cause such Tax Return to be prepared, cause to be included in such Tax Return all Tax items required to be included therein, cause such Tax Return to be filed timely with the appropriate Governmental Authority and be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return.
(b)    With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date with respect to the Company, the Buyer shall cause such Tax Return to be prepared, cause to be included in such Tax Return all Tax items required to be included therein, furnish a copy of such Tax Return to the Seller, cause such Tax Return to be filed timely with the appropriate Governmental Authority, and be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return (but shall have a right to recover the amount of Company Taxes attributable to the portion of the taxable period occurring on or before the Closing Date pursuant to Section 7.5). The Seller shall provide the Buyer with reasonable access to the books and records of the Seller pertaining to the Company as required to prepare such Tax Returns.
(c)    With regard to any Tax Return for which the Buyer is responsible under Section 7.2(b) with respect to the Company, the Buyer shall use commercially reasonable efforts to cause such Tax Return to be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the applicable Law), and to the extent any items are not covered by past practices, in accordance with reasonable Tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.
Section 7.3    Tax Allocation. The Purchase Price and applicable liabilities shall be allocated among the assets of the Company for U.S. federal and applicable state and local income Tax purposes in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Within 90 days of final determination of the Net Adjustment Amount, the Buyer shall deliver to the Seller a schedule allocating the Purchase Price and the applicable liabilities of the Company among the assets of the Company (the “Tax Allocation”). The Seller shall provide the Buyer with reasonable access to the books and records of the Seller pertaining to the Company as required to prepare such allocation. The Buyer and the Seller shall file all applicable Tax Returns (including IRS Form 8594) in a manner consistent with the Tax Allocation as finalized under this Section 7.3, and neither the Seller nor the Buyer shall take any position inconsistent with such allocation on any Tax Return, audit, examination, investigation or similar proceeding, unless required to do so by Law. Notwithstanding the preceding sentence, if the Seller objects in writing to the Tax Allocation within 30 days of receiving such Tax Allocation, the Seller and the Buyer shall cooperate in good faith to resolve their differences; provided, that if, after 30 days from the date that the Seller provided its written objections, the Seller and the Buyer are unable to resolve their differences and mutually agree on the appropriate allocation each party shall be permitted to take an independent position with respect to the purchase price allocation on its applicable Tax Returns (including IRS Form 8594) or in connection with any audit, examination, investigation or similar proceeding related thereto.
Section 7.4    Liability for Taxes. The Buyer shall be responsible for any sales, use, value added, transfer or similar Taxes due with respect to the transactions contemplated by this Agreement and the Ancillary Agreements and shall file all necessary documents (including all Tax Returns) with respect to all such amounts in a timely manner. The parties will cooperate in good faith to minimize any such Taxes that may be due, including by filing for any applicable exemptions or relief that may be available.
Section 7.5    Tax Indemnity.

(a)    The Seller shall be liable for, and shall indemnify and hold the Buyer Indemnified Persons harmless from, any Taxes, together with any reasonable costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (i) imposed on or incurred by or with respect to the Company with respect to any period or portion thereof prior to and including the Closing Date or (ii) attributable to a breach by the Seller of any representation, warranty or covenant with respect to Taxes in this Agreement (collectively “Company Taxes”); provided, however, that the maximum aggregate amount of Taxes that may be recovered from the Seller by the Buyer Indemnified Persons pursuant to Section 7.5 shall be an amount equal to the Indemnity Cap less the amount of all indemnifiable Losses recovered by the Buyer Indemnified Persons pursuant to Section 9.2(a) and (b).
(b)    The Buyer shall be liable for, and shall indemnify and hold the Seller Indemnified Persons harmless from, any Taxes, together with any reasonable costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (i) imposed on or incurred by or with respect to the Company with respect to the period (or portions of periods) after the Closing Date, or (ii) attributable to a breach by the Buyer of any covenant with respect to Taxes in this Agreement.
(c)    Whenever it is necessary for purposes of this Article VII to determine the amount of any Taxes imposed on or incurred by or with respect to the Company for a taxable period beginning before and ending after the Closing Date which is allocable to the period prior to and including the Closing Date, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes, by assuming that such pre-Closing Date period constitutes a separate taxable period applicable to the Company and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis). Additionally, any calculation of a Tax amount due from one party to the other under this Article VII shall take into consideration the extent to which such Tax amount is included in Net Working Capital (Closing or Estimated, as applicable).
(d)    If the Buyer or any of its Affiliates receives a refund of any Taxes that the Seller is responsible for hereunder, or if the Seller or any of its Affiliates receives a refund of any Taxes that the Buyer is responsible for hereunder, the party receiving such refund shall, within 90 days after receipt of such refund, remit it to the party that has responsibility for such Taxes hereunder. The parties shall cooperate in order to take all necessary steps to claim any such refund.
(e)    In order for an Indemnified Person to be entitled to any indemnification provided for under this Article VII, such Indemnified Person shall, promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Article VII or, in the case of its receipt of written notice of a claim by a Governmental Authority that may give rise to such a claim for indemnity (which claim by a Governmental Authority has not been resolved by prior proceedings), give notice thereof in writing to the Indemnifying Person against which indemnity is sought that includes (i) the specific details of and specific basis under this Agreement for its claim and (ii) a formal demand for indemnification under this Agreement that includes (A) the amount or method of computation of the amount of such claim to the extent known, (B) each individual item of Loss included in the amount so stated, to the extent known and (C) the date on which such item was paid or properly accrued, to the extent applicable, and shall provide any other information with respect thereto as the Indemnifying Person may reasonably request. The failure of an Indemnified Person to provide notice of a claim for indemnity under this Article VII shall not relieve the Indemnifying Person of its indemnity obligations under this Article VII, except and only to the extent that the Indemnifying Person is prejudiced by such failure.
(f)    The Seller shall have the right, at the sole expense of the Seller, to control any audit or examination by any Governmental Authority, initiate any claim for refund, and contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any Company Taxes (a

“Company Tax Contest”) by giving the Buyer written notice of its intent to contest a claim by any Government Authority within 30 days of receipt of notice of such claim provided by the Buyer to the Seller; provided, however, that the Seller and the Buyer, as applicable, shall (i) keep the party not in control of any such Company Tax Contest (the “non-controlling party”) reasonably informed and consult in good faith with such party with respect to any issue relating to such Company Tax Contest, (ii) provide the non-controlling party with copies of all correspondence, notices and other written material received from any Governmental Authority with respect to such Company Tax Contest and shall otherwise keep such party reasonably apprised of any material development with respect to such Company Tax Contest, (iii) provide the non-controlling party with a copy of, and an opportunity to review and comment on, all submissions made to a Governmental Authority in connection with such Company Tax Contest, (iv) afford the non-controlling party and its counsel the opportunity to be present at, and to participate in, conferences with the Governmental Authority in respect of such claim by such Governmental Authority or refund proceeding and (v) not agree to a settlement or compromise of such Company Tax Contest without the prior written consent of the non-controlling party (not to be unreasonably withheld, conditioned or delayed). If the Seller does not assume the defense of claim by a Governmental Authority as provided in this Section 7.5(f), the Buyer shall have the right to defend against such claim with the counsel of the Buyer’s choosing; provided that the Seller may at any time admit its obligation to indemnify the Buyer in respect of and assume the defense of such claim by a Governmental Authority prior to settlement or the final determination thereof. The Buyer shall not agree to any settlement of a claim of any Governmental Authority without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
(g)    In the case of a claim for indemnification under this Article VII that is not based on a Company Tax Contest, the Indemnifying Person shall have 30 days from its receipt of notice of such claim from the Indemnified Person (i) to cure the Losses complained of, (ii) admit its obligation to provide indemnification with respect to such Losses or (iii) dispute such claim for indemnification.
(h)    Each party agrees to notify the other party promptly upon learning of any Company Tax Contest or claim described in Section 7.5(g) and cooperate with such other party with respect to any such Company Tax Contest or claim, as and to the extent reasonably requested by the applicable party, and shall furnish or cause to be furnished to the applicable party, upon request, as promptly as practicable and at the requesting party’s expense, such information and assistance relating to such Company Tax Contest or claim (including access to books and records) as are reasonably necessary for the preparation for such Company Tax Contest or claim; provided, however, that the failure to give prompt notice with respect to a claim for indemnification under the provisions of this Article VII (due to a Company Tax Contest or claim under Section 7.5(g)) will not affect the rights or obligations of the other party except and only to the extent that, as a result of such failure, the other party was materially prejudiced.
Section 7.6    Treatment of Post-Closing Payments. Following the Closing, any payments made pursuant to the Indemnification Agreements, Article IX or any other provision of this Agreement shall be treated by the parties hereto, for federal income Tax purposes and other applicable Tax purposes, as an adjustment to the Purchase Price.

ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.1    General Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):
(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), including any Law that may be administered by OFAC or the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”), that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

(b)    Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated.
(c)    CFIUS Approval shall have been obtained.
Section 8.2    Conditions to Obligations of the Seller and the Company. The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:
(a)    The representations and warranties of the Buyer contained in Article V (other than the Buyer Fundamental Representations) shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. The Buyer Fundamental Representations shall be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) set forth therein, other than the term “Buyer Material Adverse Effect,” which will be given full effect) in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, as of such specified date. The Buyer and the Buyer Parent shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing except where such failure to perform or comply has been cured prior to the Closing. The Seller shall have received from the Buyer a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.
(b)    The Seller shall have received guarantees from the Buyer for the benefit of the Seller and its Affiliates as required pursuant to Section 6.12, signed by each party thereto other than the Seller.
(c)    The Buyer shall have made the deliveries to the Seller required under Section 2.2(b).
Section 8.3    Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:
(a)    The representations and warranties of the Seller contained in Article III and Article IV (other than the Seller Fundamental Representations and the representations and warranties set forth in Section 3.6 and Section 4.9) shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a Seller Material Adverse Effect. The Seller Fundamental Representations shall be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) set forth therein, other than the terms “Seller Material Adverse Effect” and “Material Adverse Effect,” which will be given full effect) in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, as of such specified date. The representations and warranties of the Seller set forth in Section 3.6 and Section 4.9 shall have been true and correct as of the date hereof, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a Seller Material Adverse Effect. The Seller, the Seller Parent and the Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing except where such failure to perform or comply has been cured prior to the Closing. The Buyer shall have received from the Seller a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.
(b)    Since the date of the Balance Sheet, there shall not have occurred and be continuing a Seller Material Adverse Effect or Material Adverse Effect.
(c)    The Seller shall have made the deliveries to the Buyer required under Section 2.2(c).
(d)    The Plant shall be continuously producing specification ethylene suitable for delivery to the pipeline (i) for the seven consecutive days prior to the Closing or (ii) if the Plant is not continuously producing specification ethylene during the seven consecutive days prior to the Closing due to issues upstream or downstream of the Plant, for the seven consecutive days prior to the Plant not continuously producing specification ethylene due to those issues.
Section 8.4    Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to use efforts to cause the Closing to occur as required by Section 6.5.

ARTICLE IX
INDEMNIFICATION
Section 9.1    Survival.
(a)    The representations and warranties set forth in (i) Section 3.1 (Organization), Section 3.2 (Authority), Section 3.3(a)(i) (No Conflict with Organization Documents), Section 3.4 (Interests), Section 3.5 (Brokers), Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.3(a)(i) (No Conflict with Organization Documents), Section 4.4 (Capitalization), Section 4.5 (Subsidiaries), Section 4.18 (Brokers) and Section 11.23(a) (Seller Parent Authority) (the “Seller Fundamental Representations”), and (i) Section 5.1 (Organization and Qualification), Section 5.2 (Authority), Section 5.3(a)(i) (No Conflict with Organization Documents), Section 5.7 (Brokers) and Section 11.22(a) (Buyer Parent Authority) (the “Buyer Fundamental Representations”) and the right of an Indemnified Person to assert any claim for indemnification related thereto pursuant to this Article IX shall survive the Closing indefinitely.
(b)    The representations and warranties set forth in Section 4.15 (Taxes) and the right of an Indemnified Person to assert any claim for indemnification pursuant to Article VII shall survive the Closing for a period of 90 days following the expiration of the applicable statute of limitations (including any extensions thereof) with respect to the fact or matter in question.
(c)    All other representations and warranties of the Seller set forth in Article III and Article IV and the Buyer set forth in Article V and the right of an Indemnified Person to assert a claim for indemnification related thereto pursuant to this Article IX shall survive the Closing until the date that is 12 months following the Closing Date.
(d)    The covenants and agreements of the parties contained in Article VI and the right of an Indemnified Person to assert a claim for indemnification related thereto pursuant to this Article IX shall survive the Closing until the date that is 12 months following the Closing Date, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall survive for a period of 12 months following the date by which such performance was due.
(e)    The survival periods set forth in Section 9.1(a), (b), (c) and (d) are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations, whether arising at law or in equity. Any claim for breach of representation or warranty hereunder shall be deemed to have accrued as of the Closing. After the survival period of a representation, warranty, covenant or agreement set forth in Section 9.1(a), (b), (c) and (d) has expired, no claim for breach of any representation, warranty, covenant or agreement shall or may be brought on the basis of that representation, warranty, covenant or agreement by any Person; provided, that (i) a claim presented in writing for indemnification in accordance with Section 9.4 on the basis of that representation and warranty prior to its termination and expiration shall not be affected in any way by that termination and expiration, and (ii) a claim against the RWI Policy of which the Buyer gives the Seller notice in accordance with Section 9.4 given on the basis of that representation and warranty prior to its termination and expiration shall not be affected in any way by that termination and expiration.
Section 9.2    Indemnification of the Buyer. Subject to the limitations set forth in this Agreement, from and after the Closing, the Seller shall indemnify, defend and hold the Buyer, its Affiliates (which, for the avoidance of doubt, includes the Company after the Closing) and its and their respective Representatives (the “Buyer Indemnified Persons”) harmless from and against any and all Losses suffered, sustained, paid, imposed on or incurred by the Buyer Indemnified Persons as a result of or arising out of:
(a)    the inaccuracy or breach of any representation or warranty made by the Seller in Article III or Article IV or by Seller Parent in Section 11.23(a) as though such representation or warranty was made on and as of the date hereof and the Closing Date (except for such representations and warranties that are made as of a specific date or period, which shall be made as of such date or period);
(b)    any non-fulfillment or breach by the Seller or Seller Parent of any covenant or agreement made by the Seller or Seller Parent under Article VI of this Agreement; or
(c)    the transfer of any Williams ROW, the ownership of any Williams ROW by the Company after the Closing Date or the operation of any pipelines or other assets situated therein.
Section 9.3    Indemnification of the Seller. Subject to the limitations set forth in this Agreement, from and after the Closing, the Buyer shall indemnify, defend and hold the Seller, its Affiliates and its and their respective Representatives (the “Seller Indemnified Persons”) harmless from and against any and all Losses suffered, sustained, paid, imposed on or incurred by the Seller Indemnified Persons as a result of or arising out of:
(a)    the inaccuracy or breach of any representation or warranty made by the Buyer in Article V or by Buyer Parent in Section 11.22(a) as though such representation or warranty was made on and as of the date hereof and the Closing Date (except for such representations and warranties that are made as of a specific date or period, which shall be made as of such date or period); or
(b)    any non-fulfillment or breach by the Buyer or the Buyer Parent of any covenant or agreement made by the Buyer or Buyer Parent under Article VI of this Agreement.
Section 9.4    Demands. In order for a Buyer Indemnified Person or Seller Indemnified Person (the “Indemnified Person”) to be entitled to any indemnification provided for under this Agreement, such Indemnified Person shall, promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement or its receipt of written notice of a Third Party Claim, give notice thereof in writing to the Person against which indemnity is sought (the “Indemnifying Person”) that includes (a) the specific details of and specific basis under this Agreement for its claim and (b) a formal demand for indemnification under this Agreement that includes (i) the amount or method of computation of the amount of such claim to the extent known, (ii) each individual item of Loss included in the amount so stated, to the extent known, and (iii) the date on which such item was paid or properly accrued, to the extent applicable, and shall provide any other information with respect thereto as the Indemnifying Person may reasonably request. In the case of a claim for indemnification based on an Action by a third Person against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall submit with such notice to the Indemnifying Person reasonable details with respect to the matter as to which it claims to be entitled to indemnity under the provisions of this Agreement. The failure of an Indemnified Person to provide notice of a Third Party Claim shall not relieve the Indemnifying Person of its indemnity obligations under this Article IX, except to the extent such failure results in insufficient time to permit the Indemnifying Person or its counsel to effectively defend against a Third Party Claim and to make a timely response thereto or otherwise prejudices the Indemnifying Person. In the case of a claim for indemnification that is not based on a Third Party Claim, the Indemnifying Person shall have 30 days from its receipt of notice of such claim for the Indemnified Person to (x) cure the Losses complained of, (y) admit its obligation to provide indemnification with respect to such Losses or (z) dispute such claim for indemnification. The failure of an Indemnified Person to provide notice of a claim for indemnity under the provisions of this Agreement shall not relieve the Indemnifying Person of its indemnity obligations under this Article IX, except and only to the extent that the Indemnifying Person is prejudiced by such failure.
Section 9.5    Right to Contest and Defend.
(a)    The Indemnifying Person shall be entitled, at its cost and expense, upon admitting its obligation to indemnify the Indemnified Person, to contest and defend by all appropriate actions any Third Party Claim; provided, that notice of the intention to so contest shall be delivered by the Indemnifying Person to the Indemnified Person within 30 days from the date of receipt by the Indemnifying Person of notice by the Indemnified Person of the assertion of the Third Party Claim. Any such contest may be conducted in the name and on behalf of the Indemnifying Person or the Indemnified Person as may be appropriate. Such contest shall be conducted by counsel employed by the Indemnifying Person, but the Indemnified Person shall have the right but not the obligation, to participate in such Action and to be represented by counsel of its own choosing at its sole cost and expense. If the Indemnifying Person assumes the defense of a Third Party Claim, the Indemnifying Person shall have full control of such defense and Action, including any compromise or settlement thereof; provided, that the Indemnifying Person shall not agree to a compromise or settlement that does not include a complete release of the Indemnified Person from all Liability with respect to such Third Party Claim or that imposes any liability on the Indemnified Person without the consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)    If the Indemnifying Person does not assume the defense of a Third Party Claim as provided in Section 9.5(a), the Indemnified Person shall have the right to defend against such Third Party Claim with the counsel of the Indemnified Person’s choosing; provided, that the Indemnifying Person may at any time admit its obligation to indemnify the Indemnified Person and assume the defense of such Third Party Claim prior to settlement or the final determination thereof. The Indemnified Person shall not agree to any settlement of a Third Party Claim without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)    In the event that and for so long as a Person or its Affiliates are contesting or defending against Third Party Claims relating to the Company, the Company’s assets or the Business, the other Person shall (and, in the case of the Buyer, shall cause the Company to) cooperate with such contesting or defending Person and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably requested in connection therewith, with any and all third-party costs associated therewith at the sole cost and expense of such contesting or defending Person.
Section 9.6    Cooperation. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate with the Indemnifying Person and its counsel in contesting any Third Party Claim that the Indemnifying Person elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person, and the Indemnifying Person will reimburse the Indemnified Person for any expenses incurred by it in so cooperating.
Section 9.7    Right to Participate. The Indemnified Person agrees to afford the Indemnifying Person and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Third Party Claim against the Indemnified Person or conferences with representatives of or counsel for such Persons.
Section 9.8    Limitations on Indemnification.
(a)    Basket Amount.

(i)    A Buyer Indemnified Person shall not be entitled to make a claim for indemnification under Section 9.2(a) unless and until the aggregate amount of indemnifiable Losses that may be recovered thereunder from the Seller equals or exceeds $10,500,000 (the “Basket Amount”), in which case the Seller shall be liable only for the Losses in excess of the Basket Amount; provided, however, that no Losses may be claimed by any Buyer Indemnified Person or shall be reimbursable by the Seller or shall be included in calculating the aggregate Losses for purposes of this Section 9.8(a)(i) other than Losses in excess of $200,000 (the “Minimum Loss Amount”) resulting from any single claim or aggregated claims arising out of similar facts, events or circumstances; provided, further, that the foregoing provisions of this Section 9.8(a)(i) will not apply to or otherwise be comprised of any Losses relating to the breach of any Seller Fundamental Representation or the indemnification obligations under Article VII.
(ii)    Except for Losses relating to the Seller’s obligations under Section 6.10(g), Section 6.13 and Section 6.18, no Losses may be claimed by any Buyer Indemnified Person or shall be reimbursable by the Seller or shall be included in calculating the aggregate Losses for any claim for indemnification under Section 9.2(b) other than Losses in excess of the Minimum Loss Amount resulting from any single claim or aggregated claims arising out of similar facts, events or circumstances.
(b)    Maximum Liability. Except for Losses relating to breaches of the Seller Fundamental Representations and the Seller’s obligations under Section 6.10(g), Section 6.13 and Section 6.18, the maximum amount the Buyer Indemnified Persons will be entitled to recover (i) for all indemnity claims under Section 9.2(a) shall be $10,500,000 (the “Indemnity Cap”) and (ii) for all indemnity claims under Section 9.2(b) shall be $10,500,000. The maximum amount the Buyer Indemnified Persons shall be entitled to recover for breaches of the Seller Fundamental Representations shall be the Purchase Price. With respect to Losses arising from a breach of the Seller Fundamental Representations, after (i) the Losses the Buyer Indemnified Persons are entitled to recover for all indemnity claims under Section 9.2(a) exceed the Indemnity Cap and (ii) coverage under the RWI Policy has been reasonably exhausted or is otherwise unavailable, the Buyer Indemnified Persons shall be entitled to recover such Losses from the Seller. In no event shall a Buyer Indemnified Person be entitled to recover from the Seller for claims pursuant to Section 9.2(a) for breach of the Seller Fundamental Representations until all coverage for such claims under the RWI Policy with respect to the applicable claim has been reasonably exhausted or is otherwise unavailable. The maximum amount the Seller Indemnified Persons shall be entitled to recover for all indemnity claims under Section 9.3 shall be the Purchase Price.
(c)    Qualifications. Notwithstanding anything in this Agreement to the contrary, for purposes of the indemnification obligations under this Article IX, the representations and warranties set forth in Article III and Article IV of this Agreement and the covenants set forth in Article VI of this Agreement will be considered without regard to any “material,” “Material Adverse Effect” or similar non-monetary qualifications (other than Knowledge qualifications) contained therein for purposes of determining the amount of Losses suffered, sustained, paid, imposed on or incurred as a result of or arising out of a breach of those representations and warranties or covenants, but not for purposes of determining whether a breach of those representations and warranties or covenants has occurred.
(d)    Punitive or Exemplary Losses. Neither the Buyer, on the one hand, nor the Seller, on the other hand, will be liable under this Agreement for any punitive or exemplary damages suffered or incurred by the other Person, except to the extent such punitive or exemplary damages are included in any Third Party Claim against an Indemnified Person for which such Indemnified Person is entitled to indemnification under this Agreement.
(e)    Indemnification Agreements. To the extent any Indemnified Person is entitled to indemnification for any Losses under the terms of both this Article IX and either Indemnification Agreement, such Indemnified Person shall bring such claims under the applicable Indemnification Agreement and not under this Article IX.
(f)    Other Limitations.

(i)    The indemnification obligations of an Indemnifying Person will be reduced to the extent that the applicable Losses have been included in the calculation of the Closing Net Working Capital or any adjustment to the Purchase Price pursuant to Section 2.3, including through reserves and accruals included in the Closing Net Working Capital.
(ii)    In no event shall an Indemnified Person be entitled to recover the same Losses more than once under this Agreement.
Section 9.9    Tax Matters. Anything in this Article IX to the contrary notwithstanding (except for the specific reference to Tax matters in Section 9.1), the rights and obligations of the parties with respect to indemnification for any Company Taxes shall be governed by Article VII.
Section 9.10    Sole Remedy. Should the Closing occur, the Seller, on behalf of itself and the Seller Indemnified Persons, and the Buyer, on behalf of itself and the Buyer Indemnified Persons, acknowledge and agree that their sole and exclusive remedy with respect to any claims for any breach of a representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII or this Article IX. Effective as of the Closing, except as specifically set forth in this Agreement, the Buyer, on behalf of itself and the other Buyer Indemnified Persons, waives any rights and claims any Buyer Indemnified Person may have against the Seller, the Seller Parent, their Affiliates and Representatives, regardless of the Law or legal theory under which such liability or obligation may be sought to be imposed, whether at law, in equity, contract, tort or otherwise, relating to the Company and/or the transactions contemplated hereby. Effective as of the Closing, except as specifically set forth in this Agreement, the Seller, on behalf of itself and the other Seller Indemnified Persons, waives any rights and claims any Seller Indemnified Person may have against the Buyer, the Buyer Parent, their Affiliates and Representatives, regardless of the Law or legal theory under which such liability or obligation may be sought to be imposed, whether at law, in equity, contract, tort or otherwise, relating to the Company and/or the transactions contemplated hereby. The rights and claims waived by the Buyer, on behalf of itself and the other Buyer Indemnified Persons, and the Seller, on behalf of itself and the other Seller Indemnified Persons, include to the fullest extent permitted under applicable Law, claims for contribution or other rights of recovery arising out of or relating to any Law (including, inter alia, any Environmental Law), claims for breach of contract, for breach (negligent or otherwise) of a representation or warranty, and claims for breach of duty. Notwithstanding anything in this Section 9.10, none of the preceding provisions of this Section 9.10 apply to or limit any Person’s rights or obligations (i) under Section 2.3 or Article XI, (ii) to seek any equitable relief to which such Person may be entitled under Section 11.13, (iii) under the Transaction Documents, or (iv) with respect to any claims for Fraud.
Section 9.11    No Right of Setoff. The Buyer for itself and for its Subsidiaries, Affiliates, successors and assigns hereby unconditionally and irrevocably waives any rights of setoff, netting, offset, recoupment or similar rights that the Buyer or any of its Subsidiaries, Affiliates, successors and assigns has or may have with respect to the payments under any Transaction Document or any other payments to be made by the Buyer pursuant to this Agreement or any other document or instrument delivered by the Buyer in connection herewith. The Seller for itself and for its Subsidiaries, Affiliates, successors and assigns hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that the Seller or any of its Subsidiaries, Affiliates, successors and assigns has or may have with respect to the payments under any Transaction Document or any other payments to be made by the Seller pursuant to this Agreement or any other document or instrument delivered by the Seller in connection herewith.
Section 9.12    Buyer’s Knowledge. The representations, warranties and covenants of the Seller and the Company, and the Buyer Indemnified Persons’ right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer (including by any of its Representatives), by reason of the fact that the Buyer or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Buyer’s waiver of any condition set forth in Section 8.3.

Section 9.13    No Right to Contribution. The Seller shall not make any claim for contribution from the Company or any of its Subsidiaries or any of their respective officers, directors, managers or employees with respect to any indemnity claims arising under or in connection with this Agreement to the extent that any Buyer Indemnified Person is entitled to indemnification hereunder for such claim, and the Seller hereby waives any such right of contribution from the Company, any of its Subsidiaries and any of their respective officers, directors, managers or employees it has or may have in the future. The Seller further agrees not to make, directly or indirectly, and hereby waives, any claim for indemnification against the Company or its Subsidiaries by reason of the fact that the Seller or any of its Affiliates or Representatives was a member, manager, officer, employee or agent of the Company (whether such claim is pursuant to any Law, organizational document, contract or otherwise) with respect to any claim brought by a Buyer Indemnified Person against the Seller or any Affiliate or Representative thereof (whether such claim is pursuant to this Agreement or otherwise).

ARTICLE X
TERMINATION
Section 10.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of the Buyer and the Seller;
(b)    (i) by the Seller, if the Seller is not in material breach of its obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Seller (provided, that the failure to deliver the full consideration payable pursuant to Article II at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Seller) or (i) by the Buyer, if the Buyer is not in material breach of its obligations under this Agreement and the Seller or the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;
(c)    by either the Seller or the Buyer if the Closing shall not have occurred by December 22, 2017 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 10.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date; or
(d)    by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 6.5.
The party seeking to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give prompt written notice of such termination to the other parties.
Section 10.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any party, except (i) for the provisions of Section 3.5, Section 4.18 and Section 5.7 relating to broker’s fees and finder’s fees, Section 6.3 relating to no hire and no solicitation, Section 6.4 relating to confidentiality, Section 6.6 relating to public announcements, this Section 10.2 and Article XI and (ii) that nothing herein shall relieve any party from Liability for Fraud or for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE XI
GENERAL PROVISIONS
Section 11.1    Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by any other party.
Section 11.2    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party; provided that, notwithstanding anything to the contrary contained in this Agreement, Section 10.2, this Section 11.2, Section 11.7, Section 11.8, Section 11.9, Section 11.12, Section 11.13, Section 11.16 and Section 11.21 may not be amended, modified, waived or terminated in a manner that materially and adversely affects any Financing Source without the prior written consent of such Financing Source.
Section 11.3    Waiver; Extension. At any time prior to the Closing, the Seller, on the one hand, and on behalf of itself and the Company, and the Buyer, on the other hand, may (i) extend the time for performance of any of the obligations or other acts of the other party contained herein, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement executed and delivered by a duly authorized officer or representative on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer or representative on behalf of such party.
Section 11.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by facsimile or e‑mail, upon written confirmation of receipt by facsimile, e‑mail or otherwise or (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing to the other parties by the party to receive such notice:
(a)    if to the Seller, the Seller Parent or, prior to the Closing, the Company, to:

Williams Partners L.P.
One Williams Center, Suite 4900
Tulsa, Oklahoma 74172-0172
Attention: William C. Lawson
Facsimile: (918) 573-3111
E-mail: bill.lawson@williams.com

with copies (which shall not constitute notice) to:

Williams Partners L.P.
One Williams Center, Suite 4700
Tulsa, Oklahoma 74172-0172
Attention: Mary Frances Edmonds
Facsimile: (918) 573-4503
E-mail: mary.edmonds@williams.com

Gibson, Dunn & Crutcher LLP
1801 California Street, Suite 4200
Denver, Colorado 80202
Attention: Steven K. Talley
Facsimile: (303) 313-2840
E-mail: stalley@gibsondunn.com
Kean Miller LLP
400 Convention St., Suite 700
P.O. Box 3513 (70821-3513)
Baton Rouge, Louisiana 70802
Attention: G. Blane Clark Jr.
Facsimile: (225) 215-4014
E-mail: blane.clark@keanmiller.com
(b)    if to the Buyer, the Buyer Parent or, after the Closing, the Company, to:
NOVA Chemicals Inc.
c/o NOVA Chemicals Corporation
1000, 7th Avenue S.W. Calgary AB T2P 5L5
Attention: Chief Financial Officer
Email: Julie.Beck@novachem.com
with copies (which shall not constitute notice) to:

NOVA Chemicals Inc.
c/o NOVA Chemicals Corporation
1000, 7th Avenue S.W. Calgary AB T2P 5L5
Attention: Vice President and General Counsel
Email: Legal.Notices@novachem.com

Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, California 94105-2669
Attention: Brett Cooper
Facsimile: (415) 773-5759
E-mail: bcooper@orrick.com
Section 11.5    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 11.6    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Transaction Document shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, including any implied covenants regarding non-competition or non-solicitation, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
Section 11.7    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (including any Business Employee or any beneficiary or dependent thereof) other than the parties and their respective successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 6.7(a), which shall inure to the benefit of the Persons benefiting therefrom that are intended to be third-party beneficiaries thereof, except that (a) each Financing Source is an express third-party beneficiary of, and shall be entitled to rely on and enforce, Section 10.2, Section 11.2, this Section 11.7, Section 11.8, Section 11.9, Section 11.12, Section 11.13, Section 11.16 and Section 11.21 and (b) the Persons entitled to indemnification under Article IX are express third-party beneficiaries of, and shall be entitled to rely on and enforce, Article IX.
Section 11.8    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware; provided, that all disputes or controversies arising out of or relating to the Financing or any Financing Commitment or the transactions contemplated thereby, and all claims against any Financing Source, shall be governed by the internal Laws of the State of New York, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.
Section 11.9    Submission to Jurisdiction. Each of the parties irrevocably agrees that any Action arising out of or relating to this Agreement and any of the agreements delivered in connection herewith or the transactions contemplated hereby or thereby brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if such jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and any of the agreements delivered herewith and the transactions contemplated hereby or thereby. Each of the parties agrees not to commence any Action relating hereto or thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement and any of the agreements delivered herewith or the transactions contemplated hereby or thereby, any claim (a) that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement or any of the agreements delivered herewith, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties further agrees that this Section 11.9 replaces and supersedes the forum-selection provision in the Confidentiality Agreement, and any forum-selection clause of the Confidentiality Agreement is hereby amended and replaced with this Section 11.9. Notwithstanding anything to the contrary herein, with respect to any dispute or Action with respect to or relating to any Financing, any Alternative Financing, any Replacement Financing, any Financing Commitment or Section 11.21 of this Agreement (and any Action for enforcement of any judgment in respect thereof) the parties hereto, for themselves and in respect of their Affiliates and their respective Representatives and property (w) submit to the exclusive jurisdiction of the courts of the State of New York or federal courts of the United States of America, in each case, sitting in the Borough of Manhattan, and any appellate court from any thereof (the courts described in this clause (w), the “Applicable Courts”), and agree that all claims in respect of any such litigation may be heard and determined only in the Applicable Courts, (x) waive, to the fullest extent they may legally do so, any objection which they may now or hereafter have to the laying of venue of any proceeding in any Applicable Court, (y) waive, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such proceeding in any Applicable Court and (z) agree that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Law.
Section 11.10    Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedules as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” “Material Adverse Effect” or other similar terms in this Agreement.
Section 11.11    Personal Liability. Except as expressly set forth in Section 11.22 and Section 11.23, this Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect member of the Seller or the Buyer or any officer, director, employee, Representative or investor of any party hereto.
Section 11.12    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 11.13    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any Action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. Notwithstanding anything herein to the contrary, the Seller and the Company expressly agree that in no event shall the Seller, the Company or any of their respective Representatives or Affiliates be entitled to seek the remedy of specific performance of this Agreement, any Financing, any Alternative Financing, any Replacement Financing or any Financing Commitment against any Financing Source; provided that nothing herein to the contrary shall prohibit the Buyer from enforcing its rights directly against any Financing Source under any Financing, any Alternative Financing, any Replacement Financing or any Financing Commitment or causing any Financing Source to fund (including by seeking specific performance thereunder) pursuant to any Financing, any Alternative Financing, any Replacement Financing or any Financing Commitment.
Section 11.14    Currency. All references to “dollars” or “$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.
Section 11.15    Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the parties as evidenced hereby.
Section 11.16    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION INVOLVING ANY FINANCING SOURCE ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE FINANCING, ANY FINANCING COMMITMENT, ANY ALTERNATIVE FINANCING, ANY REPLACEMENT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY).
Section 11.17    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
Section 11.18    .pdf Signature. This Agreement may be executed by .pdf signature, and a .pdf signature shall constitute an original for all purposes.
Section 11.19    Legal Representation.
(a)    The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) acknowledges and agrees that Kean Miller LLP (“Kean Miller”), Andrews Kurth Kenyon LLP (“Andrews Kurth”) and Gibson Dunn have acted as counsel for the Seller and/or for the Company in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (the “Acquisition Engagement”), and in connection with the Acquisition Engagement, Kean Miller, Andrews Kurth and Gibson Dunn have not acted as counsel for any other Person, including the Buyer.
(b)    Only the Seller, the Company and their respective Affiliates shall be considered clients of Kean Miller, Andrews Kurth and Gibson Dunn in the Acquisition Engagement. The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) acknowledges and agrees that all confidential communications between the Seller, the Company and their respective Affiliates, on the one hand, and Kean Miller, Andrews Kurth and/or Gibson Dunn, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller and its Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held or used by the Buyer or the Company (or, after the Closing, the Company) upon or after the Closing. Accordingly, the Buyer shall not have access to any such communications, or to the files of Kean Miller, Andrews Kurth and/or Gibson Dunn relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Kean Miller, Andrews Kurth and Gibson Dunn in respect of the Acquisition Engagement constitute property of the client, only the Seller and its Affiliates shall hold such property rights and (ii) Kean Miller, Andrews Kurth and Gibson Dunn shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or the Buyer by reason of any attorney-client relationship between Kean Miller, Andrews Kurth or

Gibson Dunn and the Company or otherwise; provided, however, that notwithstanding the foregoing, Kean Miller, Andrews Kurth and Gibson Dunn shall not disclose any such attorney-client communications or files to any third parties (other than Representatives of the Seller and its Affiliates; provided that such Representatives are instructed to maintain the confidence of such attorney-client communications). The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or other expectation of confidentiality owed to the Seller and/or its Affiliates. If and to the extent that, at any time subsequent to the Closing, the Buyer or any of its Affiliates (including, after the Closing, the Company) shall have the right to assert or waive any attorney-client privilege with respect to the Acquisition Engagement and any matters that are the subject of an Indemnification Agreement, the Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) shall be entitled to waive such privilege only with the prior written consent of the Seller (such consent not to be unreasonably withheld).
(c)    The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) acknowledges and agrees that Kean Miller, Andrews Kurth and Gibson Dunn have acted as counsel for the Seller, the Company and certain of their respective Affiliates for several years and that the Seller reasonably anticipates that Kean Miller, Andrews Kurth and Gibson Dunn will continue to represent the Seller and/or its Affiliates (other than, after the Closing, the Company) in future matters, related to the Acquisition Engagement, the Indemnification Agreements and other matters unrelated to the Company. Accordingly, the Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) expressly (i) consents to Kean Miller’s, Andrews Kurth’s and Gibson Dunn’s representation of the Seller and/or its Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter relating to the Acquisition Engagement, including any post-Closing matter relating to the Acquisition Engagement in which the interests of the Buyer and the Company, on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse, and whether or not such matter is one in which Kean Miller, Andrews Kurth and/or Gibson Dunn may have previously advised the Seller, the Company or any of their respective Affiliates and (ii) consents to the disclosure by Kean Miller, Andrews Kurth and Gibson Dunn to the Seller or its Affiliates of any information learned by Kean Miller, Andrews Kurth and/or Gibson Dunn in the course of their representation of the Seller, the Company or any of their respective Affiliates with respect to the Acquisition Engagement, whether or not such information is subject to attorney-client privilege, attorney work product protection or Kean Miller’s, Andrews Kurth’s and/or Gibson Dunn’s duty of confidentiality.
(d)    From and after the Closing, except as set forth in the Indemnification Agreements, the Company shall cease to have any attorney-client relationship with Kean Miller, Andrews Kurth and Gibson Dunn, unless and to the extent Kean Miller, Andrews Kurth and/or Gibson Dunn are expressly engaged in writing by the Company to represent the Company after the Closing and either (i) such engagement involves no conflict of interest with respect to the Seller and/or any of its Affiliates or (ii) the Seller and/or any such Affiliate, as applicable, consent in writing to such engagement. Any such representation of the Company by Kean Miller, Andrews Kurth or Gibson Dunn after the Closing shall not affect the foregoing provisions hereof.
(e)    Each of the parties to this Agreement consents to the arrangements in this Section 11.19 and waives any actual or potential conflict of interest that may be involved in connection with any representation by Kean Miller, Andrews Kurth or Gibson Dunn permitted hereunder with respect to the Acquisition Engagement and the Indemnification Agreements.
Section 11.20    No Presumption Against Drafting Party. Each of the Buyer, the Seller and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 11.21    Financing Sources. Subject to the rights of the parties to the Financing, any Alternative Financing, any Replacement Financing and any Financing Commitment, neither the Seller nor the Company nor any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any Financing Source, solely in their respective capacities as arrangers, lenders, initial purchasers or comparable capacity with respect to a debt financing, and the Financing Sources, solely in their respective capacities as arrangers, lenders, initial purchasers or comparable capacity with respect to a debt financing shall not have any rights or claims against the Company, the Seller or any of their Affiliates, in connection with this Agreement or any Financing, any Alternative Financing, any Replacement Financing or any Financing Commitment, whether at law or equity, in contract, in tort or otherwise.
Section 11.22    Buyer Parent Guarantee.
(a)    The Buyer Parent represents and warrants that it is a corporation validly existing and in good standing under the Laws of the Province of New Brunswick, Canada, and has the authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, which actions have been duly and validly authorized by all necessary corporate action by the Buyer Parent. No other corporate proceedings on the part of the Buyer Parent or any of its Affiliates are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer Parent and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Buyer Parent, enforceable against the Buyer Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(b)    The Buyer Parent, as primary obligor and not merely as surety, hereby absolutely, unconditionally and irrevocably guarantees the full and timely payment and performance of all Liabilities (including indemnities, fees and Liabilities in respect of equitable relief) of the Buyer incurred under, arising out of or in connection with this Agreement, the Indemnification Agreements and the Transition Services Agreement, as from time to time amended, modified or supplemented in accordance with their terms (such liabilities, the “Buyer Parent Guaranteed Obligations”). This is a guarantee of payment and performance, and not of collectability. This guarantee is a continuing guarantee and may not be revoked by the Buyer Parent. The obligations of the Buyer Parent under this Section 11.22 are absolute and unconditional in respect of satisfying the Buyer Parent Guaranteed Obligations and shall be enforceable against the Buyer Parent to the same extent as if the Buyer Parent were the primary obligor (and not merely a surety) under this Agreement, the Indemnification Agreements and the Transition Services Agreement.
(c)    The Buyer Parent hereby waives as to itself promptness, diligence, notice of the acceptance of this guarantee and of the Buyer Parent Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Buyer Parent Guaranteed Obligations incurred, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, and all suretyship defenses (it being understood that nothing in this sentence shall be deemed a waiver by the Buyer Parent of the obligation of any other party to deliver any notice expressly required by the terms of this Agreement, the Indemnification Agreements or the Transition Services Agreement). The Buyer Parent agrees that its obligations under this Section 11.22 shall not be discharged except by complete performance or payment of the Buyer Parent Guaranteed Obligations and that its obligations under this Section 11.22 shall not be limited, impaired, released or discharged, in whole or in part, or otherwise affected by, and the Buyer Parent irrevocably waives, to the fullest extent permitted by law, any defenses to its obligations under this Section 11.22 arising under law or equity from, (i) the failure or delay on the part of the Seller to assert any claim or demand or to enforce any right or remedy against the Buyer; (ii) any change in the time, place or manner of payment of any of the Buyer Parent Guaranteed Obligations or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement, the Indemnification Agreements or the Transition Services Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Buyer Parent Guaranteed Obligations; (iii) any change in the corporate existence, structure or ownership of the Buyer Parent, the Buyer or any other Person interested in the transactions contemplated by this Agreement, the Indemnification Agreements or the Transition Services Agreement; (iv) the adequacy of any other means the Seller may have of obtaining payment related to any of the Buyer Parent Guaranteed Obligations, including pursuant to this Section 11.22; (v) any insolvency, bankruptcy, reorganization, arrangement or other similar proceeding affecting the Buyer or the Buyer Parent or their respective assets or any resulting release or discharge of any Buyer Parent Guaranteed Obligations; (vi) the existence of any claim, setoff or other rights which the Buyer Parent may have at any time against the Buyer, any of the Buyer’s Subsidiaries or any other third party, whether in connection herewith or any unrelated transactions; (vii) the invalidity or unenforceability of this Agreement, the Indemnification Agreements or the Transition Services Agreement (or any provision of this Agreement, the Indemnification Agreements or the Transition Services Agreement) against the Buyer; (viii) any provision of applicable Law purporting to prohibit the payment by the Buyer of any of the Buyer Parent Guaranteed Obligations; (ix) any lack or inadequacy of consideration with respect to the Buyer Parent Guaranteed Obligations or the obligations of the Buyer Parent under this Section 11.22; (x) any lack of capacity, power or authority of the Buyer to enter into this Agreement, the Indemnification Agreements or the Transition Services Agreement or to incur any of the Buyer Parent Guaranteed Obligations; or (xi) any other act, omission or delay of any kind by the Buyer, the Buyer Parent, or any other Person, or any other setoff, defense, counterclaim or other circumstance whatsoever (in any case, whether based on contract, tort or any other theory), with respect to this Agreement, the Indemnification Agreements or the Transition Services Agreement, the transactions contemplated thereby or the Seller Parent Guaranteed Obligations which might, but for the provisions of this paragraph, constitute a legal or equitable discharge or defense of the Buyer Parent’s obligations under this Section 11.22 or of the Buyer Parent Guaranteed Obligations (other than the complete performance or payment of the Buyer Parent Guaranteed Obligations).
(d)    If at any time payment under this Agreement, the Indemnification Agreements or the Transition Services Agreement is rescinded or must be otherwise restored or returned by the Seller for any reason whatsoever, including on account of a judicial, arbitral or administrative order relating to the Buyer or the Buyer Parent, the Buyer Parent obligations hereunder with respect to such payment shall be reinstated upon such restoration or return being made by the Seller, all as though such payment had not been made.
(e)    The Buyer Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, the Indemnification Agreements and the Transition Services Agreement.
(f)    The Buyer Parent shall not make any claim for contribution from the Company or any of its Subsidiaries or any of their respective officers, directors, managers or employees with respect to any Buyer Parent Guaranteed Obligations, and the Buyer Parent hereby waives any such right of contribution from the Company, any of its Subsidiaries and any of their respective officers, directors, managers or employees it has or may have in the future.
(g)    The Buyer Parent hereby expressly acknowledges and agrees to be bound by the following provisions of this Agreement: Section 5.4 (Financing), Section 6.9 (Financing), Section 11.2 (Amendment and Modification), Section 11.3 (Waiver; Extension), Section 11.4 (Notices), Section 11.5 (Interpretation), Section 11.6 (Entire Agreement), Section 11.7 (Parties in Interest), Section 11.8 (Governing Law), Section 11.9 (Submission to Jurisdiction), Section 11.11 (Personal Liability), Section 11.12 (Assignment; Successors), Section 11.13 (Enforcement), Section 11.14 (Currency), Section 11.15 (Severability), Section 11.16 (Waiver of Jury Trial), Section 11.17 (Counterparts), Section 11.18 (.pdf Signature), Section 11.19 (Legal Representation), Section 11.20 (No Presumption Against Drafting Party) and Section 11.22 (Buyer Parent Guarantee).
Section 11.23    Seller Parent Guarantee.
(a)    The Seller Parent represents and warrants that it is a limited partnership validly existing and in good standing under the Laws of Delaware, and has the authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, which actions have been duly and validly authorized by all necessary limited partnership action by the Seller Parent. No other corporate proceedings on the part of the Seller Parent or any of its Affiliates are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller Parent and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Seller Parent, enforceable against the Seller

Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(b)    The Seller Parent, as primary obligor and not merely as surety, hereby absolutely, unconditionally and irrevocably guarantees the full and timely payment and performance of all Liabilities (including indemnities, fees and Liabilities in respect of equitable relief) of the Seller incurred under, arising out of or in connection with this Agreement, as from time to time amended, modified or supplemented in accordance with its terms (such liabilities, the “Seller Parent Guaranteed Obligations”). This is a guarantee of payment and performance, and not of collectability. This guarantee is a continuing guarantee and may not be revoked by the Seller Parent. The obligations of the Seller Parent under this Section 11.23 are absolute and unconditional in respect of satisfying the Seller Parent Guaranteed Obligations and shall be enforceable against the Seller Parent to the same extent as if the Seller Parent were the primary obligor (and not merely a surety) under this Agreement.
(c)    The Seller Parent hereby waives as to itself promptness, diligence, notice of the acceptance of this guarantee and of the Seller Parent Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Seller Parent Guaranteed Obligations incurred, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, and all suretyship defenses (it being understood that nothing in this sentence shall be deemed a waiver by the Seller Parent of the obligation of any other party to deliver any notice expressly required by the terms of this Agreement). The Seller Parent agrees that its obligations under this Section 11.23 shall not be discharged except by complete performance or payment of the Seller Parent Guaranteed Obligations and that its obligations under this Section 11.23 shall not be limited, impaired, released or discharged, in whole or in part, or otherwise affected by, and the Seller Parent irrevocably waives, to the fullest extent permitted by law, any defenses to its obligations under this Section 11.23 arising under law or equity from, (i) the failure or delay on the part of the Buyer to assert any claim or demand or to enforce any right or remedy against the Seller; (ii) any change in the time, place or manner of payment of any of the Seller Parent Guaranteed Obligations or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Seller Parent Guaranteed Obligations; (iii) any change in the corporate existence, structure or ownership of the Seller Parent, the Seller or any other Person interested in the transactions contemplated by this Agreement; (iv) the adequacy of any other means the Buyer may have of obtaining payment related to any of the Seller Parent Guaranteed Obligations, including pursuant to this Section 11.23; (v) any insolvency, bankruptcy, reorganization, arrangement or other similar proceeding affecting the Seller or the Seller Parent or their respective assets or any resulting release or discharge of any Seller Parent Guaranteed Obligations; (vi) the existence of any claim, setoff or other rights which the Seller Parent may have at any time against the Seller, any of the Seller’s Subsidiaries or any other third party, whether in connection herewith or any unrelated transactions; (vii) the invalidity or unenforceability of this Agreement or the Transition Services Agreement (or any provision of this Agreement) against the Seller; (viii) any provision of applicable Law purporting to prohibit the payment by the Seller of any of the Seller Parent Guaranteed Obligations; (ix) any lack or inadequacy of consideration with respect to the Seller Parent Guaranteed Obligations or the obligations of the Seller Parent under this Section 11.23; (x) any lack of capacity, power or authority of the Seller to enter into this Agreement or to incur any of the Seller Parent Guaranteed Obligations; or (xi) any other act, omission or delay of any kind by the Seller, the Seller Parent, or any other Person, or any other setoff, defense, counterclaim or other circumstance whatsoever (in any case, whether based on contract, tort or any other theory), with respect to this Agreement, the transactions contemplated thereby or the Seller Parent Guaranteed Obligations which might, but for the provisions of this paragraph, constitute a legal or equitable discharge or defense of the Seller Parent’s obligations under this Section 11.23 or of the Seller Parent Guaranteed Obligations (other than the complete performance or payment of the Seller Parent Guaranteed Obligations).
(d)    If at any time payment under this Agreement is rescinded or must be otherwise restored or returned by the Buyer for any reason whatsoever, including on account of a judicial, arbitral or administrative order relating to the Seller or the Seller Parent, the Seller Parent’s obligations hereunder with respect to such payment shall be reinstated upon such restoration or return being made by the Buyer, all as though such payment had not been made.

(e)    The Seller Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement.
(f)    The Seller Parent shall not make any claim for contribution from the Company or any of its Subsidiaries or any of their respective officers, directors, managers or employees with respect to any Seller Parent Guaranteed Obligations, and the Seller Parent hereby waives any such right of contribution from the Company, any of its Subsidiaries and any of their respective officers, directors, managers or employees it has or may have in the future. The Seller Parent further agrees not to make, directly or indirectly, and hereby waives, any claim for indemnification against the Company or its Subsidiaries by reason of the fact that the Seller Parent or any of its Affiliates or Representatives was a member, manager, officer, employee or agent of the Company (whether such claim is pursuant to any Law, organizational document, contract or otherwise) with respect to any claim brought or demand made by the Buyer against the Seller Parent or under this Section 11.23.
(g)    The Seller Parent hereby expressly acknowledges and agrees to be bound by the following provisions of this Agreement: Section 11.2 (Amendment and Modification), Section 11.3 (Waiver; Extension), Section 11.4 (Notices), Section 11.5 (Interpretation), Section 11.6 (Entire Agreement), Section 11.7 (Parties in Interest), Section 11.8 (Governing Law), Section 11.9 (Submission to Jurisdiction), Section 11.11 (Personal Liability), Section 11.12 (Assignment; Successors), Section 11.13 (Enforcement), Section 11.14 (Currency), Section 11.15 (Severability), Section 11.16 (Waiver of Jury Trial), Section 11.17 (Counterparts), Section 11.18 (.pdf Signature), Section 11.19 (Legal Representation), Section 11.20 (No Presumption Against Drafting Party) and Section 11.23 (Seller Parent Guarantee).
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
WILLIAMS FIELD SERVICES GROUP, LLC

By: /s/ Rory L. Miller
Name: Rory L. Miller
Title: Senior Vice President - Atlantic - Gulf
WILLIAMS PARTNERS L.P.
By:     WPZ GP LLC, its general partner
By: /s/ Alan S. Armstrong
Name: Alan S. Armstrong
Title: Chief Executive Officer
WILLIAMS OLEFINS, L.L.C.

By: /s/ John R. Dearborn, Jr.
Name: John R. Dearborn, Jr.
Title: Senior Vice President - NGL & Petchem
NOVA CHEMICALS INC.

By: /s/ Todd Karran
Name: Todd Karran
Title: President
NOVA CHEMICALS CORPORATION

By: /s/ Todd Karran
Name: Todd Karran
Title: President and CEO

[Signature Page to Membership Interest Purchase Agreement]

[Signature Page to Membership Interest Purchase Agreement]

Exhibit A

Sample Net Working Capital Calculation

[Attached.]

Exhibit B-1

Form of Claim Indemnification Agreement

[Attached.]

Exhibit B-2

Form of Indemnification Agreement

[Attached.]

Exhibit C

Form of Transition Services Agreement

[Attached.]

Exhibit D

Form of RWI Policy

[Attached.]

Exhibit E

Ethane Supply Agreement – Base Volume

[Attached.]

Exhibit F

Ethane Supply Agreement – Swing Volume

[Attached.]

Exhibit G-1

Form of the Buyer’s Secretary Certificate

[Attached.]

Exhibit G-2

Form of the Buyer’s Officer Certificate

[Attached.]

Exhibit G-3

Form of Assignment of Interests

[Attached.]

Exhibit G-4

Form of the Seller’s Secretary Certificate

[Attached.]

Exhibit G-5

Form of the Seller’s Officer Certificate

[Attached.]

Exhibit H

Title Commitments and Surveys

[Attached.]

Exhibit I

Williams ROWs

[Attached.]